UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FABRINET

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Annual Meeting Date: Thursday, December 12, 2019 Time: 9:00 a.m., Pacific time Location: Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304

Meeting Agenda

1.

Elect three Class I directors listed in the accompanying proxy statement and recommended by Fabrinet’s board of directors to serve for a term of three years, or until their respective successors have been duly elected and qualified;

2.	Approve the Fabrinet 2020 Equity Incentive Plan;

3.	Ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 26, 2020;

4.	Hold an advisory vote to approve the compensation paid to Fabrinet’s named executive officers; and

5.	Transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Any action on the items of business described above may be considered at Fabrinet’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”) at the time and on the date specified above, or at any time and date to which the meeting may be properly adjourned or postponed.

Record Date

Only shareholders of record at the close of business on October 14, 2019, are entitled to notice of and to vote at the Annual Meeting, and at any postponements or adjournments of the meeting.

Voting

Your vote is very important. Even if you plan to attend the Annual Meeting in person, we encourage you to read the proxy statement and to vote as quickly as possible, to ensure your vote is recorded. For specific instructions on how to vote your shares, please follow the procedures outlined in your Notice of Internet Availability of Proxy Materials, or refer to the section of the proxy statement entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

If you have any questions or require any assistance with completing your proxy, please contact Kingsdale Advisors by telephone at (866) 228-3049 (toll-free within North America) or (416) 867-2272 (call collect outside North America), or by email at contactus@kingsdaleadvisors.com.

Thank you for your ongoing support of Fabrinet.

By order of the Board of Directors,
/s/ David T. Mitchell
David T. Mitchell
Chairman of the Board of Directors

Grand Cayman, Cayman Islands

October 18, 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders
to Be Held on Thursday, December 12, 2019

The proxy statement and our 2019 Annual Report to Shareholders are available at www.proxyvote.com.

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

Page
2019 PROXY STATEMENT SUMMARY	1

2019 Annual Meeting	1

Matters to Be Voted on at the Annual Meeting	1

Business and Financial Highlights	2

Executive Compensation Program Highlights	3

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS	5

Can I attend the Annual Meeting?	5

Who is entitled to vote at the Annual Meeting?	5

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?	5

What proposals will be voted on at the Annual Meeting?	6

How does the Board of Directors recommend that I vote?	6

What is the voting requirement to approve each of the proposals and how are votes counted?	6

How many shares must be present or represented to conduct business at the Annual Meeting?	6

How can I vote my shares in person at the Annual Meeting?	7

How can I vote my shares without attending the Annual Meeting?	7

What is the difference between holding shares as a shareholder of record and as a beneficial owner?	7

What happens if additional matters are presented at the Annual Meeting?	8

Can I change my vote?	8

What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	8

What should I do if I receive more than one set of voting materials?	9

Is my vote confidential?	9

Where can I find the voting results of the Annual Meeting?	9

Who will bear the cost of soliciting votes for the Annual Meeting?	9

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	9

How may I obtain a separate set of proxy materials or the 2019 Annual Report?	10

Whom do I contact if I have questions?	10

FISCAL YEAR END	10

PROPOSAL ONE—ELECTION OF DIRECTORS	11

General	11

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2019 PROXY STATEMENT SUMMARY

2019 Annual Meeting

Date:	Thursday, December 12, 2019

Time:	9:00 a.m., Pacific time

Location:	Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304

Record Date:	October 14, 2019

Voting:	Shareholders as of the record date are entitled to vote. Shareholders may cast one vote for each ordinary share held by them as of the record date on all matters properly presented at the Annual Meeting. At the close of business on the record date, there were 37,001,780 ordinary shares outstanding and entitled to vote at the Annual Meeting, as well as 1,389,103 ordinary shares outstanding and held as treasury shares.

Admission to Meeting:	You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of the record date. You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Matters to Be Voted on at the Annual Meeting

Matter		Board Recommendation	Page Reference for More Information
Proposal 1:	Election of three Class I directors	FOR each nominee	Page 12

Proposal 2:	Approval of the Fabrinet 2020 Equity Incentive Plan	FOR	Page 17

Proposal 3:	Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent auditor for the fiscal year ending June 26, 2020	FOR	Page 30

Proposal 4:	Advisory vote to approve named executive officer compensation	FOR	Page 31

Business and Financial Highlights

During fiscal 2019, we had the best fiscal year in our history primarily due to an increase in customers’ demand for optical communications manufacturing services, particularly telecom manufacturing services. For fiscal 2019, we reported record annual revenue of $1,584.3 million, an increase of $212.4 million, or 15.5%, compared to annual revenue of $1,371.9 million for fiscal 2018. The following table illustrates our fiscal 2019 results in terms of revenue, gross margin, operating margin, net income, net income per diluted share and fiscal year-end closing share price, relative to fiscal 2018:

	Fiscal 2019(1)	Fiscal 2018	% Change

Revenue	$1,584.3 million	$1,371.9 million	15.5%

GAAP gross margin	11.3%	11.2%	0.9%

Non-GAAP gross margin(2)	11.7%	11.7%	None

Operating margin	7.7%	6.8%	13.2%

Non-GAAP operating margin	9.1%	8.9%	2.2%

Net income	$121.0 million	$84.2 million	43.7%

Non-GAAP net income(2)	$142.6 million	$113.5 million	25.6%

Net income per diluted share	$3.23	$2.21	46.2%

Non-GAAP net income per diluted share(2)	$3.81	$2.98	27.9%

Closing share price (on last trading day of fiscal year)	$49.67	$36.89	34.6%

(1)

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended June 28, 2019 (filed with the Securities and Exchange Commission on August 20, 2019), for a more detailed discussion of our fiscal 2019 financial results.

(2)

Please refer to Appendix A for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”).

Other fiscal 2019 highlights include:

•

Total revenue during the fourth quarter of fiscal 2019 was a record $405.1 million, up 17.3% from the fourth quarter of fiscal 2018 and up 1.5% from the third quarter of fiscal 2019. During the fourth quarter of fiscal 2019, we also achieved record revenue of $105 million from non-optical communications programs, with gains primarily coming from the industrial laser market.

•

In May 2019, our board of directors approved an increase of $50.0 million to our share repurchase program, bringing the aggregate authorization to $110.0 million. During fiscal 2019, we repurchased 100,000 ordinary shares under this program for an aggregate purchase price of $5.4 million, which offset dilution from issuances under our equity incentive plans. As of June 28, 2019, we had a remaining authorization to purchase up to an additional $62.2 million worth of our ordinary shares.

Executive Compensation Program Highlights

Our executive compensation program is designed to be heavily weighted towards compensating our executives based on company performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay-for-performance philosophy and align with commonly viewed best practices and sound governance principles. The following chart summarizes these policies and practices:

What We Do

✓	Pay-for-performance, with significant portion of compensation at risk
✓	Caps on performance-based incentive compensation
✓	Multi-year performance periods
✓	Claw back on cash and equity incentive compensation
✓	Share ownership guidelines for executive officers and directors
✓	100% independent directors on the Compensation Committee
✓	Independent compensation consultant engaged by the Compensation Committee
✓	Annual review and approval of our compensation strategy
✓	Engagement with shareholders
✓	Annual shareholder advisory vote on executive compensation

What We Don’t Do

×	No targeting specific percentiles
×	No guaranteed bonus
×	No changing of multi-year targets after they are set
×	No repricing or buyouts of equity awards
×	No share “recycling”
×	No short sales, hedging, or pledging of our ordinary shares
×	No transactions involving derivatives of our ordinary shares
×	No paying dividends or dividend equivalents on unvested equity awards

Fiscal 2019. Our fiscal 2019 executive compensation program continued to use key performance measures (revenue and non-GAAP gross margin) to link executive compensation with Fabrinet’s performance. Taking into account the results of previous shareholder advisory votes on our executive compensation and feedback received from shareholders in 2016 and 2017, the Compensation Committee approved our fiscal 2019 executive compensation program in August 2018 with the following key components:

•	A mix of long-term and short-term compensation components align executive interests with shareholders and serve to attract, retain and motivate executives.

•	We increased the annual base salary of our CEO (by 11%). No other executive officers received raises for fiscal 2019.

•

66% of the target total compensation for our CEO, COO and CFO was variable and performance-based, and a substantial portion (74% for CEO, 66% for COO and 71% for CFO) was equity-based. Target total compensation consists of annual base salary, target bonus opportunity under our cash-based incentive plan and the aggregate grant date fair value of time-based and performance-based equity award grants in fiscal 2019 (assuming maximum achievement of performance conditions).

•

We increased the percentage of equity awards granted in fiscal 2019 that are performance-based from 67% in fiscal 2018 to 70% for our CEO, 71% for our COO and 70% for our CFO in fiscal 2019. These performance-based equity awards consisted of performance-based restricted share units (PSUs) with challenging two-year cumulative performance targets.

•

We increased the target amount that could become payable to our CEO (by 15%) under our fiscal 2019 cash-based incentive plan. No other executive officers received increases in their target cash bonus opportunity amounts.

•

Our fiscal 2019 cash-based incentive plan, which we refer to herein as the Fiscal 2019 Bonus Plan, continued to use annual revenue and non-GAAP gross margin as the sole performance measures under the plan. We established challenging performance goals at the beginning of fiscal 2019 to determine payouts, if any, following the completion of fiscal 2019. Because we did not fully achieve such pre-established performance goals, and consistent with our pay for performance philosophy, our CEO, COO and CFO received 79% of their target bonuses under the Fiscal 2019 Bonus Plan.

In addition, despite having achieved record annual revenue during fiscal 2019, none of the PSUs that we granted to our executive officers in August 2017 (in the case of our COO and CFO) and November 2017 (in the case of our CEO) vested following the completion of fiscal 2019 because we did not achieve the two-year cumulative performance metrics under such PSUs.

The Compensation Committee also continued its dialogue with shareholders on our executive compensation practices by soliciting the views of 26 of our then largest institutional shareholders representing approximately 80% of our shares outstanding as of the last day of fiscal 2018, and having discussions in November 2018 with investors representing approximately 8% of our shares outstanding as of the last day of fiscal 2018, including four of our twenty then largest shareholders.

Fiscal 2020 Updates. In August 2019, the Compensation Committee approved our fiscal 2020 executive compensation program, which continues to use a mix of long-term and short-term compensation components to align executive interests with shareholders and attract, retain and motivate executives. In light of our record performance in fiscal 2019 and following a year in which our COO and CFO did not receive raises or increases to their target cash bonus opportunity amounts, our fiscal 2020 executive compensation program was approved with the following key components:

•	We increased the annual base salaries of our CEO (by 11%), COO (by 4%) and CFO (by 5%).

•

More than half of the target total compensation (57% for CEO, 61% for COO and 60% for CFO) is variable and performance-based, and a substantial portion (78% for CEO, 69% for COO and 74% for CFO) is equity-based. Target total compensation consists of annual base salary, target bonus opportunity under our cash-based incentive plan and the aggregate grant date fair value of time-based and performance-based equity award grants in fiscal 2020 (assuming maximum achievement of performance conditions).

•

We decreased the percentage of equity awards granted in fiscal 2020 that are performance-based (from 70% in fiscal 2019 to 57% in fiscal 2020 for our CEO; from 71% in fiscal 2019 to 62% in fiscal 2020 for our COO; and from 70% in fiscal 2019 to 61% in fiscal 2020 for our CFO). These performance-based equity awards consist of PSUs with challenging performance measures that are based on achievement of revenue and non-GAAP operating margin over a two-year period.

•

We increased the target amount that could become payable to our CEO (by 11%), COO (by 4%) and CFO (by 4%) under our fiscal 2020 cash-based incentive plan. This plan uses annual revenue and non-GAAP operating margin targets as the sole performance measures that will determine payouts, if any, following the completion of fiscal 2020.

The Compensation Committee plans to continue its practice of shareholder outreach regarding our executive compensation practices by again soliciting the views of institutional shareholders representing approximately 80% of our shares outstanding as of the last day of fiscal 2019, including our ten largest shareholders as of that date. The Compensation Committee expects to contact such shareholders between the filing of this proxy statement and the date of the Annual Meeting.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is being provided to holders of ordinary shares of Fabrinet at the close of business on the record date (October 14, 2019) in connection with the solicitation of proxies by Fabrinet’s board of directors (the “Board”) for use at Fabrinet’s 2019 Annual Meeting of Shareholders, and any postponements, adjournments or continuations thereof (the “Annual Meeting”), for the purpose of considering and acting upon the matters set forth in this proxy statement and the accompanying notice. The Annual Meeting will be held on Thursday, December 12, 2019, at the offices of Wilson Sonsini Goodrich  & Rosati, 650 Page Mill Road, Palo Alto, California 94304, commencing at 9:00 a.m., Pacific time.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a shareholder of record or a beneficial owner as of October 14, 2019 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting. The meeting will begin promptly at 9:00 a.m., Pacific time, and you should leave ample time for the check-in procedures. Shareholders may request directions to the offices of Wilson Sonsini Goodrich & Rosati by calling (650) 493-9300.

Q:	Who is entitled to vote at the Annual Meeting?

A:

You may vote your Fabrinet ordinary shares if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 37,001,780 ordinary shares outstanding and entitled to vote at the Annual Meeting, as well as 1,389,103 ordinary shares outstanding and held as treasury shares. You may cast one vote for each ordinary share held by you as of the Record Date on all matters presented.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we began sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners on or about October 18, 2019.

All shareholders will be able to access the proxy materials on the website referred to in the Notice, or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, shareholders may request the proxy materials be sent by mail or email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The proposals scheduled to be voted on at the Annual Meeting are:

Proposal One:

Election of three Class I directors listed in this proxy statement and recommended by the Board to serve for a term of three years, or until their respective successors have been duly elected and qualified;

Proposal Two:	Approval of the Fabrinet 2020 Equity Incentive Plan;
Proposal Three:	Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 26, 2020; and
Proposal Four:	An advisory vote to approve the compensation paid to our named executive officers.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board recommends that you vote your shares:

•	“FOR” each of the nominees listed in this proxy statement and recommended by the Board for election as Class I directors (Proposal One);

•	“FOR” the approval of the Fabrinet 2020 Equity Incentive Plan (Proposal Two);

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 26, 2020 (Proposal Three); and

•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal Four).

Q:	What is the voting requirement to approve each of the proposals and how are votes counted?

A:

A plurality of the votes cast is required for the election of directors (Proposal One). You may vote “FOR” or “WITHHOLD” on each nominee for election as director. The nominees for director receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will not affect the outcome of the election. However, as set forth under “Corporate Governance—Majority Voting Policy in Uncontested Elections,” we have a policy that if a director receives more “Withhold” votes than “For” votes in an uncontested election such as this one, the director shall offer his or her resignation for consideration by the Board.

The affirmative vote of a majority of the votes cast is required to (1) approve the Fabrinet 2020 Equity Incentive Plan (Proposal Two), (2) ratify the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 26, 2020 (Proposal Three), and (3) approve, on an advisory basis, the compensation paid to our named executive officers (Proposal Four). You may vote “FOR,” “AGAINST” or “ABSTAIN” on these proposals. Abstentions have the same effect as votes against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of voting results on these proposals.

All shares entitled to vote and represented by properly submitted proxies received prior to the Annual Meeting (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated by such proxy. If no instructions are indicated on such proxy, the shares represented by that proxy will be voted as recommended by the Board.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of at least one-third of the total shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such shareholders are counted as present at the meeting if (1) they are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner, and the broker does not have, or declines to exercise, discretionary authority to vote those shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a “legal proxy” from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend you also submit your vote as described in the Notice and as described below, so your vote will be counted even if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee; please refer to the voting instructions provided to you by your broker, bank or nominee.

By Internet—Shareholders of record with Internet access may submit proxies until 11:59 p.m., Eastern time, on December 11, 2019, by following the “Vote by Internet” instructions described in the Notice, or by following the instructions at www.proxyvote.com. Most Fabrinet shareholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. If you are a beneficial owner, please check the voting instructions provided by your broker, trustee or nominee for information regarding Internet voting availability.

By telephone—Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice or the voting instructions provided by your broker, bank or nominee explaining this procedure.

By mail—Shareholders of record may request a paper proxy card from Fabrinet and indicate their vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Please follow the procedures outlined in the Notice to request a paper proxy card.

We may use the may use the Broadridge QuickVote™ service to assist beneficial shareholders with voting their shares over the telephone. Alternatively, Kingsdale Advisors may contact such beneficial shareholders to assist them with conveniently voting their shares directly over the phone. If you have any questions about the Annual Meeting, please contact Kingsdale by telephone at (866) 228-3049 (toll-free in North America) or (416) 867-2272 (call collect outside North America), or by email at contactus@kingsdaleadvisors.com.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered the “shareholder of record” with respect to those shares, and we have sent the Notice directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by a bank or nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares).

As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Your broker, bank or nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or nominee how to vote your shares. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or nominee giving you the right to vote the shares at the Annual Meeting.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, your broker will have the discretion to vote your shares only on routine matters. As a result:

•

Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors, approval of our 2020 Equity Incentive Plan, and the advisory vote to approve the compensation paid to our named executive officers because the rules of The New York Stock Exchange (“NYSE”) treat those matters as non-routine; but

•

Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as our independent registered public accounting firm for our fiscal year ending June 26, 2020, because NYSE rules treat that matter as routine.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, bank or nominee may have, you may change your vote at any time before your proxy is voted at the Annual Meeting.

If you are the shareholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054 prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request this.

If you are the beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, bank or nominee, or (2) attending the Annual Meeting and voting in person if you first have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:

Subject to any rules your broker, bank or nominee may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or nominee beneficially holds your shares in street name and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, bank or nominee holding your shares that gives you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:

If you received more than one Notice, voting instruction card or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the instructions on each Notice or voting instruction card that you receive, to ensure that all of your shares are voted.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Fabrinet or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to Fabrinet’s management.

Q:	Where can I find the voting results of the Annual Meeting?

A:

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available in the “Investors—Financials—SEC Filings” section of our website at www.fabrinet.com.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. We have engaged Kingsdale Advisors as our shareholder advisor and proxy solicitation agent and will pay fees of approximately $20,500, plus certain out-of-pocket expenses, to Kingsdale to assist us with the solicitation of proxies. Our directors, officers and employees also may solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future shareholder meetings.

For inclusion in Fabrinet’s proxy materials—Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for our 2020 annual meeting of shareholders, shareholder proposals must be received by our Corporate Secretary no later than June 20, 2020 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before an annual meeting—In addition, our memorandum and articles of association establish an advance notice procedure for shareholders who wish to present certain matters before an annual meeting of shareholders.

Nominations for the election of directors only can be made (1) by or at the direction of the Board, or (2) by a shareholder who has delivered written notice to our Corporate Secretary within the Notice Period (as defined below) and who was a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the nominees and about the shareholder proposing such nominations.

Our memorandum and articles of association also provide that the only business that may be conducted at an annual meeting is business that is (1) properly brought before the meeting in accordance with our proxy materials with respect to such meeting, (2) properly brought before the meeting by or at the direction of the Board, or (3) properly brought before the meeting by a shareholder who has delivered written notice to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054 within the Notice Period (as defined below) and who is a shareholder at the time of such notice and as of the record date for such meeting. The notice must contain specified information about the matters to be brought before such meeting and about the shareholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to shareholders in connection with the preceding year’s annual meeting of shareholders. As a result, the Notice Period for the 2020 annual meeting of shareholders will start on August 4, 2020 and end on September 3, 2020.

If a shareholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we need not present the proposal for vote at such meeting.

A copy of the full text of the provisions of our memorandum and articles of association discussed above may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

All notices of proposals by shareholders, whether or not included in our proxy materials, should be sent to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054.

Q:	How may I obtain a separate set of proxy materials or the 2019 Annual Report?

A:

If you share an address with another shareholder, each shareholder may not receive a separate copy of our proxy materials and 2019 Annual Report. Upon written request we will promptly send a separate copy of our proxy materials and 2019 Annual Report, without charge, to any shareholder at a shared address where a single copy of the documents was delivered. Shareholders may request additional copies of our proxy materials and 2019 Annual Report by contacting our investor relations at IR@fabrinet.com, or writing to Fabrinet, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, Attention: Investor Relations. Shareholders who share an address and receive multiple copies of our proxy materials and 2019 Annual Report can also request to receive a single copy by following the instructions above.

Q:	Whom do I contact if I have questions?

A:

If you have any questions or need assistance completing your proxy or voting instruction form, please contact Kingsdale Advisors by telephone at (866) 228-3049 (toll-free within North America) or (416) 867-2272 (call collect outside of North America), or by email at contactus@kingsdaleadvisors.com.

FISCAL YEAR END

This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about Fabrinet and its executive officers and directors. Some of the information is provided as of the end of our 2017, 2018 or 2019 fiscal years, and some information is more recent. Our fiscal years end on the last Friday of June of each calendar year. Our 2017, 2018 and 2019 fiscal years ended on June 30, 2017, June 29, 2018, and June 28, 2019, respectively. Our 2020 fiscal year will end on June 26, 2020.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time by the Board, but may not consist of more than 15 directors. The Board presently consists of seven directors who are divided into three classes with overlapping three-year terms as set forth below. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires.

Class I Directors (Term Expires in 2019)	Class II Directors (Term Expires in 2020)	Class III Directors (Term Expires in 2021)
Dr. Homa Bahrami	Seamus Grady	Dr. Frank H. Levinson
Gregory P. Dougherty Rollance E. Olson	Thomas F. Kelly	David T. Mitchell

Nominees for Director

Three candidates have been nominated for election at the Annual Meeting as Class I directors for a three-year term expiring in 2022. Upon the recommendation of the Nominating & Corporate Governance Committee, the Board nominated Dr. Homa Bahrami, Gregory P. Dougherty and Rollance E. Olson for election as Class I directors. Biographical information for each of the nominees is set forth below. Mr. Dougherty, who was appointed to the Board by our other directors in February 2019, was initially suggested to the Nominating & Corporate Governance Committee for consideration as a potential director by our chief executive officer.

Each nominee has consented to being named in this proxy statement and to serving as a director if elected, and we have no reason to believe any nominee will be unavailable to serve. In the event Dr. Bahrami, Mr. Dougherty or Mr. Olson is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be proposed by the Nominating & Corporate Governance Committee and designated by the Board to fill the vacancy.

If you sign your proxy or voting instruction card or vote by telephone or over the Internet, but do not give instructions with respect to the election of directors, your shares will be voted for the three persons recommended by the Board. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instruction card, or when you vote by telephone or over the Internet. If you do not give voting instructions to your broker, your broker will not vote your shares on this matter.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the election of Dr. Homa Bahrami, Gregory P. Dougherty and Rollance E. Olson to the Board.

Biographical Information

The names of the members of the Board, their ages, their positions with Fabrinet and other biographical information as of October 14, 2019, are set forth below. A discussion of the qualifications, attributes and skills of each of the directors and the director nominee that led the Board and the Nominating & Corporate Governance Committee to conclude that he or she should serve as a director follows each of the biographies below. There are no family relationships among any of our directors or executive officers.

					Committee Memberships			Other Public Co. Boards
Name	Age	Director Since	Position with Fabrinet	Independent	AC	CC	NCGC
David T. (Tom) Mitchell	77	2000	Founder and Chairman of the Board					0
Seamus Grady	52	2017	Chief Executive Officer and Director					0
Dr. Homa Bahrami	64	2012	Director (Director Nominee)	✓		✓	Chair	0
Gregory P. Dougherty	59	2019	Director (Director Nominee)	✓	✓		✓	2
Thomas F. Kelly	66	2010	Director	✓	Chair	✓		0
Dr. Frank H. Levinson	66	2001	Director	✓	✓	Chair		1
Rollance E. Olson	76	2004	Lead Independent Director (Director Nominee)	✓			✓	0

AC – Audit Committee	CC – Compensation Committee	NCGC – Nominating & Corporate Governance Committee

David T. (Tom) Mitchell is our founder and has served as our non-employee chairman of the Board since June 2018. Mr. Mitchell previously served as our executive chairman of the Board from September 2017 until June 2018, as our chief executive officer and chairman of the Board from our inception in 2000 until September 2017, and as our president from 2000 to January 2011. In 1979, Mr. Mitchell co-founded Seagate Technology, a disk drive manufacturing company. Mr. Mitchell served as the president of Seagate Technology from 1983 to 1991. From 1992 to 1995, Mr. Mitchell served as the chief operating officer of Conner Peripherals, a disk drive manufacturing company. From 1995 to 1998, Mr. Mitchell served as the chief executive officer of JTS Corp., a mobile disk drive manufacturing company. During his tenure in the data storage industry, Mr. Mitchell established manufacturing operations in Singapore, Thailand, Malaysia, the PRC and India. Mr. Mitchell was a member of the board of directors of GigOptix, Inc. from June 2012 through July 2013. Mr. Mitchell earned a bachelor of science degree in economics from Montana State University.

Among other skills and qualifications, Mr. Mitchell brings to the Board extensive knowledge and understanding of Fabrinet’s business, operations and employees, having founded Fabrinet and served on the Board since our inception, as well as more than 30 years of experience in an array of executive management roles within the disk drive and optoelectronics manufacturing industries.

Seamus Grady has served as our chief executive officer and on the Board since September 2017. Prior to joining us, Mr. Grady served as executive vice president and chief operating officer, mechanical systems division, at Sanmina Corporation, an electronics manufacturing services company, from October 2012 to May 2017. Prior to that, Mr. Grady held various operations roles at Sanmina beginning in 2000, including as senior vice president medical division, from June 2011 to October 2012, and senior vice president global medical operations from March 2009 to June 2011. From 1999 to 2000, Mr. Grady served as director of materials and supply chain management at Lucent Technologies Inc. (formerly Ascend Communications). From 1989 to 1999, Mr. Grady served in a variety of operations roles at Manufacturers Services Limited (now Celestica), an electronic manufacturing and supply chain services company. Mr. Grady holds a B. Tech in Manufacturing Technology from the National University of Ireland, Galway (NUIG).

Among other skills and qualifications, Mr. Grady brings to the Board broad and deep experience in the electronics manufacturing services industry, including overseeing operations at multiple international facilities.

Dr. Homa Bahrami has served on the Board since August 2012. Dr. Bahrami is a Senior Lecturer at the Haas School of Business, University of California, Berkeley. She is also a Faculty Director of the Center for Executive Education and a board member of the Center for Teaching Excellence at the Haas School of Business, where she has served on the faculty since 1986. Dr. Bahrami was a member of the board of directors of FEI Company (acquired by Thermo Fisher Scientific Inc. in 2016) from February 2012 through September 2016, where she served on the audit and compensation committees. Dr. Bahrami earned a bachelor of arts degree with honors in sociology and social administration from Hull University and a master of science degree in industrial administration and a doctor of philosophy degree in organizational behavior from Aston University in the United Kingdom.

Among other skills and qualifications, Dr. Bahrami brings to the Board experience in organizational design and executive development for global enterprises.

Gregory P. Dougherty has served on the Board since February 2019. Mr. Dougherty served as chief executive officer of Oclaro, Inc., a maker of optical components and modules for the long-haul, metro and data center markets, from June 2013 and served as a director of Oclaro from April 2009, until its December 2018 acquisition by Lumentum Holdings Inc. Previously, Mr. Dougherty served as a director of Avanex Corporation, a leading global provider of intelligent photonic solutions, from April 2005 to April 2009, when Avanex and Bookham merged to create Oclaro. He also served as a board member of the Ronald McDonald House at Stanford from January 2004 to December 2009, and the Bay Area Make-A-Wish Foundation. From February 2001 until September 2002, Mr. Dougherty was the chief operating officer at JDS Uniphase Corporation, an optical technology company. Prior to JDS, he was the chief operating officer of SDL, Inc., a maker of laser diodes, from March 1997 to February 2001 when they were acquired by JDS. Mr. Dougherty currently serves as a director of IPG Photonics Corporation and Infinera Corporation. Mr. Dougherty earned a bachelor’s degree in optics from the University of Rochester.

Among other skills and qualifications, Mr. Dougherty brings to the Board significant public company executive and board experience at global organizations and knowledge of the fiber optic component and transceiver markets, having served as chief executive officer of Oclaro and on several public company boards.

Thomas F. Kelly has served on the Board since 2010. Since August 2017, Mr. Kelly has served as chief executive officer of ID Experts, a provider of software and services for cyber breach and identity fraud protection. From March 2015 until its acquisition by Fortinet in June 2016, Mr. Kelly served as chief executive officer of AccelOps, a provider of network security monitoring and analytics solutions. From June 2010 to January 2014, Mr. Kelly served as chief executive officer and president of Moxie Software, a provider of enterprise social software. From June 2006 to June 2009, Mr. Kelly was chairman of the board of MontaVista Software (acquired by Cavium Networks, Inc. in 2009), a provider of Linux-based development software, where he was also chairman, president and chief executive officer from June 2006 to June 2008. From February 2008 to January 2009, Mr. Kelly was president and chief executive officer of Epicor Software, an enterprise resource planning software company, where he also served on the board of directors from 2000 to 2009. In 2004 and 2005, Mr. Kelly was with Trident Capital, a venture capital company. From 2001 to 2004, he was chairman, president and chief executive officer of BlueStar Solutions (acquired by Affiliated Computer Services, Inc. in 2004), an enterprise resource planning software hosting company. From 1998 to 2001, Mr. Kelly was chairman and chief executive officer of Blaze Software, Inc. (acquired by Brokat Infosystems AG in 2001). Prior to that, he served as chief financial officer or chief operating officer at several software and semiconductor companies, including Cirrus Logic, Inc., Frame Technology, Cadence Design Systems, Valid Logic Corporation and Analog Design Tools. Earlier in his career he was with Arthur Anderson & Company. Mr. Kelly was a member of the board of directors of FEI Company (acquired by Thermo Fisher Scientific Inc. in 2016) from September 2003 through September 2016, where he served as chairman of the board and chairman of the audit committee. He is also on the Board of Regents of Santa Clara University. Mr. Kelly earned a bachelor of science degree in economics from Santa Clara University.

Among other skills and qualifications, Mr. Kelly brings to the Board audit and financial reporting expertise as well as managerial and operational experience gained from his service on the audit committees of multiple public companies and his roles at Cadence Design Systems, Cirrus Logic, Frame Technology, Epicor Software, Trident Capital and various emerging growth technology companies.

Dr. Frank H. Levinson has served on the Board since 2001. Since 2006, Dr. Levinson has served as the managing director of Small World Group, a group primarily involved in investing in and growing small companies. Dr. Levinson served as the chairman of the board of directors and chief technical officer of Finisar Corporation, a provider of fiber optic components and network performance test and monitoring systems, from August 1999 to January 2006, and remained as a director of Finisar until August 2008. From 1988 to 1999, Dr. Levinson served as the chief executive officer of Finisar. From January 1986 to February 1988, Dr. Levinson served as the optical department manager at Raynet, Inc., a fiber optic systems company and, from April 1985 to December 1985, as the chief optical scientist at Raychem Corporation. From January 1984 to July 1984, Dr. Levinson was a member of the technical staff at Bellcore, a provider of services and products to the communications industry. From 1980 to 1983, Dr. Levinson was as a member of the technical staff at AT&T Bell Laboratories. Since July 2014, Mr. Levinson has been a member of the board of directors of Interlink Electronics, Inc., where he currently serves as chairman of the compensation committee and a member of the audit and nominating and governance committees. Dr. Levinson earned a bachelor of science degree in mathematics and physics from Butler University, and a master’s degree in astronomy and a doctor of philosophy degree in astronomy from the University of Virginia.

Among other skills and qualifications, Dr. Levinson brings to the Board executive leadership and management experience in a global organization and semiconductor industry experience, having served as chairman of the board of directors, chief technical officer and chief executive officer of Finisar Corporation.

Rollance E. Olson has served on the Board since 2004, including as lead independent director since January 2011. From 1986 to 2011, Mr. Olson served as chief executive officer of Parts Depot Inc., a wholesale automotive replacement parts and supplies business in Virginia. From 1980 to 1985, Mr. Olson served as the president of Brake Systems, Inc., and from 1973 to 1980, Mr. Olson served in various positions at Bendix Corporation, an automotive safety brake and control systems company, including as general manager of the Fram/Autolite division, general manager of the Bendix automotive aftermarket division and corporate staff consultant. From 1968 to 1973, Mr. Olson served as a management consultant and project leader with Booz, Allen & Hamilton, a management and technology consultant firm. Mr. Olson’s business career started with Honeywell, Inc. in Minneapolis, Minnesota. Mr. Olson also served on the board of directors for several privately owned retail and technology companies. He served as a board member (9 years) and chairman of the board of the largest automotive aftermarket trade association, and was a guest lecturer at the Darden School of Business (University of Virginia). Mr. Olson earned a bachelor of arts degree from the University of Minnesota.

Among other skills and qualifications, Mr. Olson brings to the Board executive leadership and management experience gained from his service as chief executive officer of Parts Depot Inc. for more than 25 years.

See “Corporate Governance Matters” below for additional information regarding the Board.

Compensation of Directors

Compensation for Fiscal 2019

The following table presents information regarding the compensation earned or paid in fiscal 2019 to individuals who were members of the Board at any time during fiscal 2019, and who also were not our employees. We refer to those directors as non-employee directors. During fiscal 2019, Mr. Grady did not receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)		All Other Compensation ($)		Total ($)
Homa Bahrami	91,875	199,970	(3)	—		291,845
Greg Dougherty	20,875	158,853	(4)	—		179,728
Thomas Kelly	108,000	199,970	(3)	—		307,970
Frank Levinson	98,500	199,970	(3)	—		298,470
David T. Mitchell	265,000	290,904	(5)	35,148	(6)	591,052
Rollance Olson	116,000	199,970	(3)	—		315,970

(1)

Reflects the aggregate grant date fair value of the shares in accordance with FASB Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended June 28, 2019, filed with the SEC on August 20, 2019. These amounts do not correspond to the actual value that will be realized by the directors.

(2)	The following table presents the aggregate number of shares underlying unvested stock awards and outstanding options held by each of our non-employee directors as of the end of fiscal 2019.

Name	Aggregate Number of Shares Underlying Unvested Stock Awards		Aggregate Number of Shares Underlying Outstanding Options
Dr. Bahrami	4,107		—
Mr. Dougherty	2,677		—
Mr. Kelly	4,107		—
Dr. Levinson	4,107		—
Mr. Mitchell	211,053	*	—
Mr. Olson	4,107		—

*

Represents (i) 4,107 shares underlying RSUs granted to Mr. Mitchell in December 2018 for service as a non-employee director, (ii) 67,176 shares underlying RSUs granted to Mr. Mitchell in August 2016 and August 2017 before becoming a non-employee director, and (iii) 139,770 shares underlying PSUs granted to Mr. Mitchell in August 2017 before becoming a non-employee director. Following the completion of fiscal 2019, all of the shares underlying the PSUs granted to Mr. Mitchell in August 2017 were forfeited because we did not achieve the two-year cumulative performance metrics under such PSUs.

(3)	On December 13, 2018, each of Dr. Bahrami, Mr. Kelly, Dr. Levinson and Mr. Olson was granted 4,107 RSUs, which are scheduled to vest on January 1, 2020, subject to continued service with us.
(4)	On February 26, 2019, Mr. Dougherty was granted 2,677 RSUs that are scheduled to vest on January 1, 2020, subject to continued service with us.
(5)

On June 30, 2018, Mr. Mitchell was granted 2,465 RSUs (aggregate grant date fair value of $90,934), which vested in full on January 1, 2019. On December 13, 2018, Mr. Mitchell was granted 4,107 RSUs (aggregate grant date fair value of $199,970), which are scheduled to vest on January 1, 2020, subject to continued service with us.

(6)

Represents foreign tax liability payments by Fabrinet on Mr. Mitchell’s behalf to satisfy all applicable non-U.S. taxes of Mr. Mitchell for calendar year 2017. As part of Mr. Mitchell’s separation agreement entered into with us on June 29, 2018 when he transitioned from his role as executive chairman of our Board to a non-employee member of the Board and its chairman, Mr. Mitchell is eligible to receive continued tax equalization benefits under our expatriate policy.

Standard Director Compensation Arrangements for Fiscal 2019

In June 2018, the Board approved the following cash and equity compensation for service by non-employee directors on the Board, effective June 30, 2018 (the beginning of fiscal 2019).

•	an annual retainer of $65,000;

•

$200,000 per year for serving as Chairman of the Board (applicable only if the chairman is a non-employee director), which was approved by the Board in connection with Mr. Mitchell’s transition from executive chairman of the Board to non-employee Chairman of the Board in light of Mr. Mitchell’s ongoing significant involvement with Fabrinet and the valuable leadership and guidance he provides to Fabrinet;

•	$45,000 per year for serving as lead independent director of the Board (applicable only if the chairman is not an independent director);

•	$12,500 per year for each member of the Audit Committee (or $33,000 if such member is the chairperson);

•	$10,000 per year for each member of the Compensation Committee (or $21,000 if such member is the chairperson);

•	$6,000 per year for each member of the Nominating & Corporate Governance Committee (or $15,000 if such member is the chairperson);

•

upon joining the Board on or after June 30, 2018, and effective as of the date an individual becomes a non-employee member of the Board, an award of restricted share units, on a prorated basis, to cover a number of our ordinary shares equal to: $200,000, divided by the closing price of Fabrinet’s ordinary shares on the New York Stock Exchange on the date of grant, and multiplied by the ratio of (i) the number of days beginning with the date the director joins the Board and ending on the day immediately preceding the one year anniversary of the prior year’s annual shareholder meeting, divided by (ii) 365 days, with the resulting number rounded down to the nearest whole share (an “Initial Grant”); and

•

on the date of each annual shareholder meeting of Fabrinet occurring on or after June 30, 2018, an award of RSUs covering a number of our ordinary shares equal to: $200,000, divided by the closing price of Fabrinet’s ordinary shares on the New York Stock Exchange on the date of each such annual shareholder meeting, with the resulting number rounded down to the nearest whole share (an “Ongoing Grant”), provided that the individual is a non-employee director as of such date of grant.

Restricted share units granted pursuant to an Initial Grant and an Ongoing Grant will be scheduled to vest in full on January 1 following the next annual meeting of shareholders after the applicable date of grant, provided the director continues to remain a service provider to Fabrinet through such date. For the avoidance of doubt, an individual who becomes a non-employee director as a result of ceasing to be an employee will be eligible to receive an Initial Grant. Any non-employee member of the Board who is not continuing as a Board member following the applicable annual meeting will not receive an Ongoing Grant with respect to such annual meeting.

Any Initial Grants and Ongoing Grants will be automatic and nondiscretionary. Any Initial Grants and Ongoing Grants will be granted subject to the terms and conditions of Fabrinet’s Amended and Restated 2010 Performance Incentive Plan (the “2010 Plan”) and form of Restricted Share Unit Agreement previously approved for use under the 2010 Plan or, if shareholders approve Fabrinet’s 2020 Equity Incentive Plan (the “2020 Plan”) at the Annual Meeting, such grants will be granted subject to the terms and conditions of Fabrinet’s 2020 Plan and form of Restricted Share Unit Agreement previously approved for use under the 2020 Plan. Any RSUs subject to an Initial Grant or Ordinary Grant that vest will be settled in ordinary shares of Fabrinet, and the par value of ordinary shares of Fabrinet issued upon such settlement will be considered to have been paid with past services rendered.

In addition, as part of Mr. Mitchell’s separation agreement entered into with us on June 29, 2018 when he transitioned from his role as executive chairman of our Board to a non-employee member of the Board and its chairman, Mr. Mitchell is eligible to receive continued tax equalization benefits under our expatriate policy, and each outstanding award of RSUs and PSUs granted by us to Mr. Mitchell in connection with his employment with us that were outstanding as of June 29, 2018, will remain outstanding and subject to the terms of the applicable award agreement and equity plan governing the awards, including continued vesting while Mr. Mitchell remains a non-employee member of the Board. Following the completion of fiscal 2019, all of the shares underlying unvested PSUs granted to Mr. Mitchell in August 2017 were forfeited because we did not achieve the two-year cumulative performance metrics under such PSUs.

Standard Director Compensation Arrangements for Fiscal 2020

In 2019, the Compensation Committee reviewed our standard compensation arrangements for non-employee directors and determined not to make any changes for fiscal 2020.

PROPOSAL TWO

APPROVAL OF FABRINET 2020 EQUITY INCENTIVE PLAN

General

We are asking our shareholders to approve our 2020 Equity Incentive Plan (the “2020 Plan”).

In October 2019, the Board and the Compensation Committee approved the 2020 Plan and the termination of our Amended and Restated 2010 Performance Incentive Plan (the “2010 Plan”), subject to shareholder approval of the 2020 Plan. If our shareholders do not approve the 2020 Plan, the 2010 Plan will continue under its current terms until it expires in June 2020 or is terminated earlier in accordance with the terms of the 2010 Plan. The Board and the Compensation Committee have determined that it is in the best interests of the Company and its shareholders to adopt a new equity incentive plan and are asking shareholders to approve the 2020 Plan.

We believe that approval of our 2020 Plan is essential to our continued success as our employees are our most valuable assets, and the awards permitted to be granted under the 2020 Plan are vital to our ability to attract and retain outstanding individuals in the competitive labor markets in which we compete. The Compensation Committee, the Board, and management believe that grants of equity awards to employees motivate high levels of performance to achieve Fabrinet’s goals, provide an effective means for recognizing employee contributions that promote our success, and promote closer alignment of the interests of employees with those of our shareholders by giving employees a perspective of an owner with an equity stake in Fabrinet.

The 2020 Plan’s share reserve, which shareholders are being asked to approve, is (i) 1,700,000 of our ordinary shares, plus (ii) any of our ordinary shares that, as of immediately prior to the termination of the 2010 Plan, have been reserved but not issued pursuant to any awards granted under the 2010 Plan and are not subject to any awards thereunder, with the maximum number of ordinary shares to be added to the 2020 Plan pursuant to the foregoing clause (ii) equal to 1,300,000 ordinary shares.

Background of the Share Reserve Under the 2020 Plan

In determining the number of shares to be reserved under the 2020 Plan, the Board and the Compensation Committee considered a number of factors, including the following:

•

Shares Available for Grant. Currently, the maximum number of ordinary shares that may be delivered pursuant to awards under the 2010 Plan is 7,800,000 ordinary shares, plus any shares subject to share options under our predecessor Amended and Restated 1999 Share Option Plan (the “1999 Plan”) outstanding as of June 24, 2010, that had expired, were canceled or had terminated after June 24, 2010, without being exercised. Currently, the maximum number of ordinary shares that may be delivered pursuant to awards under our 2017 Inducement Equity Incentive Plan (the “Inducement Plan”) is 160,000 ordinary shares. As of October 7, 2019, 1,302,154 ordinary shares remained available for grant under the 2010 Plan and 111,347 ordinary shares remained available for grant under the Inducement Plan. As of the same date, no awards have been granted under the 2020 Plan and no benefits or amounts relating to the 1,700,000 ordinary shares to be reserved under the 2020 Plan have been received by, or allocated to, any individuals. The proposed 2020 Plan would increase the maximum number of shares available for grant under our equity plans by 1,700,000 ordinary shares.

•

Shares Outstanding. As of October 7, 2019, (a) under the 2010 Plan there were (i) no ordinary shares subject to outstanding options, (ii) 806,573 ordinary shares subject to outstanding restricted share units, and (iii) 436,304 ordinary shares subject to outstanding performance-based restricted share units (assuming maximum achievement of any applicable performance goals), and (b) under the Inducement Plan there were (i) no ordinary shares subject to outstanding options, (ii) 24,327 ordinary shares subject to outstanding restricted share units, and (iii) no ordinary shares subject to outstanding performance-

based restricted share units. The 1999 Plan was terminated in June 2010. No equity awards have been granted under the 1999 Plan since its termination or will be granted under the 1999 Plan in the future. As of October 7, 2019, there were no awards outstanding under the 1999 Plan.

•

Overhang. As of October 7, 2019, our overhang is 3.4%. For this purpose we calculated overhang as (a) the sum of (i) 830,900 ordinary shares subject to outstanding restricted share units under the 2010 Plan and Inducement Plan, and (ii) 436,304 ordinary shares subject to outstanding performance-based restricted share units under the 2010 Plan (assuming maximum achievement of any applicable performance goals), divided by (b) the sum of (i) 37,001,497, which is the total number of our ordinary shares outstanding as of October 7, 2019, (ii) 1,267,204 ordinary shares underlying outstanding awards under the 2010 Plan and Inducement Plan, and (iii) 1,413,501 ordinary shares available for grant under the 2010 Plan and Inducement Plan.

•

Burn Rate. Burn rate measures our usage of our ordinary shares for the 2010 Plan and Inducement Plan as a percentage of the total outstanding shares of our ordinary shares. For our fiscal years 2019, 2018 and 2017, our burn rates were 1.6%, 2.5% and 3.0%, respectively. The rates were calculated by dividing the number of our ordinary shares subject to equity awards granted during the year by the weighted average number of our ordinary shares outstanding during the year. Our average annual burn rate of 2.4% over this three-year period was within Institutional Shareholder Services Inc., or ISS, guidelines for Russell 3000 companies in the “Technology Hardware & Equipment” industry.

•

Forecasted Grants. The Compensation Committee anticipates that the ordinary shares reserved under the 2020 Plan, based on currently projected share use, will be sufficient for the granting of equity awards under the 2020 Plan through approximately June 2024. This forecast is based on our expectation that through June 2024 we will grant restricted share units and performance-based restricted share units covering approximately 2,800,000 ordinary shares. As a result, we anticipate that we will be requesting additional shares under the 2020 Plan at our 2023 annual meeting of shareholders. Since we determine the size of equity awards to be granted based on the competitive dollar value to be delivered to participants, our actual share usage could be substantially different from our forecasted share usage if our share price on the date the award is granted is significantly different from the share price assumed in the forecast (which was $50.00). For example, if our share price on the date the award is granted is lower than the share price assumed in the forecast, we would need a larger number of shares than the number projected by the forecast in order to deliver the same value to participants. In addition, future circumstances and business needs, such as higher than expected headcount increases, including officers to support growth in development or commercial activities or merger and acquisition activity, may result in a significant increase in projected restricted share unit grants.

•	Proxy Advisory Firm Guidelines. In light of our significant institutional shareholder base, the Board and the Compensation Committee considered proxy advisory firm guidelines.

•	No Share Recycling. The Board and the Compensation Committee considered the 2020 Plan’s prohibition on share recycling.

Certain Material Differences Between the 2020 Plan and 2010 Plan

The following is a summary of certain material differences between the 2020 Plan and the 2010 Plan. This summary is qualified in its entirety by reference to the 2020 Plan itself set forth in Appendix B.

•

Shareholders are being asked to authorize for issuance under the 2020 Plan a number of ordinary shares equal to (i) 1,700,000 ordinary shares, plus (ii) any of our ordinary shares that, as of immediately prior to the termination of the 2010 Plan, have been reserved but not issued pursuant to any awards granted under the 2010 Plan and are not subject to any awards thereunder, with the maximum number of ordinary shares to be added to the 2020 Plan pursuant to the foregoing clause (ii) equal to 1,300,000 ordinary shares. The maximum number of ordinary shares that may be delivered pursuant to awards under the 2010 Plan is 7,800,000 ordinary shares, plus any shares subject to share options under our predecessor 1999 Plan outstanding as of June 24, 2010, that had expired, were canceled or had terminated after June 24, 2010, without being exercised. As of October 7, 2019, a total of 1,302,154 ordinary shares remained available for grant under the 2010 Plan, no ordinary shares subject to options granted under the 2010 Plan remained outstanding, 806,573 ordinary shares subject to restricted share units granted under the 2010 Plan remained outstanding, 436,304 ordinary shares subject to performance-based restricted share units granted under our 2010 Plan (assuming maximum achievement of any applicable performance goals) remained outstanding, and no awards remained outstanding under the 1999 Plan.

•

The 2020 Plan provides that rights, payments, and benefits with respect to an award granted under the 2020 will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award and that awards granted under the 2020 Plan will be subject to the our clawback policy as may be established and/or amended from time to time to comply with applicable laws.

•

The 2020 Plan provides that with respect to awards granted to a non-employee director that are assumed or substituted for, if after such assumption or substitution the participant’s status as a director is terminated other than upon a voluntary resignation (unless such resignation is at the request of the acquirer), then the non-employee director’s awards granted under the 2020 Plan will fully vest, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our parent or subsidiaries, as applicable.

•

In the event of our change in control within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the 2010 Plan imposes forfeiture of awards, vesting acceleration of awards, or other compensation and benefits in certain circumstances if the awards or other compensation and benefits of the award recipient would fail to be fully deductible by us or our subsidiaries for U.S. federal income tax purposes, unless provided otherwise in an agreement with or plan of the Company. The 2020 Plan eliminates this forfeiture provision under the 2010 Plan, for participants of the 2020 Plan.

The Board has approved the 2020 Plan, subject to the approval of our shareholders at the Annual Meeting. The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by Proxy and entitled to vote at the Annual Meeting will be required to approve this proposal. If our shareholders do not approve our 2020 Plan, the 2010 Plan will continue under its current terms and we will continue to grant future equity awards from the 2010 Plan, until the 2010 Plan expires or is terminated in accordance with its terms. This would mean that we may soon be unable to continue making grants under the 2010 Plan, jeopardizing our ability to attract and retain the talent necessary for us to continue and succeed in our business. Awards granted under the 2010 Plan will continue to be governed by the 2010 Plan’s terms, notwithstanding the termination of the 2010 Plan.

Summary of the 2020 Equity Incentive Plan

The following is a summary of the principal features of the 2020 Plan and its operation, as approved by the Board and Compensation Committee in October 2019, subject to shareholder approval. This summary does not contain all of the terms and conditions of the 2020 Plan and is qualified in its entirety by reference to the 2020 Plan as set forth in Appendix B.

General

The purposes of the 2020 Plan are to attract and retain the best available personnel for positions of substantial responsibility; to provide additional incentives to employees and consultants of ours and any of our parent or subsidiaries, and our directors; and to promote the success of our business. These incentives are provided through the grant of share options, share appreciation rights, restricted share awards, restricted share units, performance shares and performance units.

Authorized Shares

Upon shareholder approval of the 2020 Plan, and subject to adjustment upon certain changes in our capitalization as described in the 2020 Plan, the maximum aggregate number of ordinary shares that will be available for issuance under the 2020 Plan will equal (i) 1,700,000 ordinary shares, plus (ii) any of our ordinary shares that, as of immediately prior to the termination of the 2010 Plan, have been reserved but not issued pursuant to any awards granted under the 2010 Plan and are not subject to any awards thereunder, with the maximum number of ordinary shares to be added to the 2020 Plan pursuant to the foregoing clause (ii) equal to 1,300,000 ordinary shares. Ordinary shares under the 2020 Plan may be our authorized but unissued ordinary shares or our ordinary shares held in treasury.

Ordinary shares subject to an award will be counted against the share limits of the 2020 Plan and will not be returned to the 2020 Plan and will not become available for future distribution under the 2020 Plan, regardless of whether (i) the award expires or becomes unexercisable without having been exercised in full or, with respect to restricted shares, restricted share units, performance units or performance shares, is forfeited to or repurchased by us due to failure to vest; (ii) the ordinary shares are repurchased by us or are forfeited to us due to failure to vest; (iii) the ordinary shares are used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award; or (iv) the award is paid out (in any part) in cash or any form other than ordinary shares. Awards granted in substitution for or in connection with the assumption of equity awards granted by entities other than us, pursuant to a transaction described in Section 424(a) of the Code will not be counted against the share limits of the 2020 Plan or other limits set forth in the 2020 Plan.

Adjustments to Shares Subject to the 2020 Plan

In the event that any dividend or other distribution (whether in the form of cash, ordinary shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of our ordinary shares or other securities, or other change in our corporate structure affecting the ordinary shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator (as defined below), in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2020 Plan, will adjust the number and class of shares that may be delivered under the 2020 Plan and/or the number, class, and price of shares covered by each outstanding award under the 2020 Plan, and the numerical ordinary share limits of the 2020 Plan.

Administration of the 2020 Plan

The 2020 Plan will be administered by the Board or a committee of individuals satisfying applicable laws appointed by the Board, including the Compensation Committee (the “Committee”) of the Board (the “Administrator”). Until and unless determined otherwise by the Board, the Committee will have full authority to act as Administrator. To the extent desirable to qualify transactions relating to awards granted under the 2020 Plan to be exempt under Rule 16b-3 of the Exchange Act (“Rule 16b-3”), such contemplated transactions will be structured in a manner that satisfies the requirements for exemption under Rule 16b-3 (including, for example, that the members of the committee administering the 2020 Plan must qualify as non-employee directors under Rule 16b-3). Different committees with respect to different groups of service providers may administer the 2020 Plan.

Subject to the provisions of the 2020 Plan, the Administrator has full authority to:

•	determine the fair market value of an ordinary share;

•	select the service providers to whom awards may be granted under the 2020 Plan;

•	determine the number of ordinary shares to be covered by each award granted under the 2020 Plan;

•	approve forms of award agreement for use under the 2020 Plan;

•	determine the terms and conditions, not inconsistent with the terms of the 2020 Plan, of any award granted under the 2020 Plan;

•

prescribe, amend and rescind rules and regulations relating to the 2020 Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

•	construe and interpret the terms of the 2020 Plan and awards granted under the 2020 Plan;

•	modify or amend each award (subject to the provisions of the 2020 Plan);

•	allow participants to satisfy tax withholding obligations in a manner prescribed in the 2020 Plan;

•	authorize any person to execute on our behalf any instrument required to effect the grant of an award previously granted by the Administrator;

•	temporarily suspend the exercisability of an award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with applicable laws;

•

allow a participant to defer the receipt of the payment of cash or the delivery of ordinary shares that otherwise would be due to the participant under an award, and provide for crediting of interest or other earnings on deferred payments, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in ordinary shares; and

•	make all other determinations deemed necessary or advisable for administering the 2020 Plan.

The Administrator will not be permitted to implement any program under which (i) outstanding awards granted under the 2020 Plan are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards granted under the 2020 Plan to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding award is reduced.

The Administrator may determine the methods by which participants may satisfy tax withholding obligations relating to awards granted under the 2020 Plan which includes without limitation, paying cash, electing to have the Company withhold otherwise deliverable cash or shares having a fair market value equal to the minimum statutory amount required to be withheld (or such greater amount as the Administrator may determine if the Administrator determines such amount would not have adverse accounting consequences), delivering to the Company already owned shares of our common stock having a fair market value equal to the statutory amount required to be withheld (or such greater amount as the Administrator may determine if the Administrator determines such delivery would not have adverse accounting consequences), selling a sufficient number of shares otherwise deliverable to the participant through means that the Administrator may determine equal to the amount required to be withheld, other consideration and method of payment permitted by applicable laws, or any combination of these methods. The amount of withholding will include any amount the Administrator approves for withholding at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the participant with respect to the award on the date the tax to be withheld is determined, or such greater amount if the Administrator determines such amount would not have adverse accounting consequences.

The Administrator’s decisions, determinations and interpretations with respect to the 2020 Plan will be final and binding on all participants and other award holders and will be given the maximum deference permitted by applicable laws.

Eligibility

Awards may be granted to our employees and consultants, employees and consultants of any of our parent or subsidiaries, and members of the Board. Incentive stock options, within the meaning of Section 422 of the Code, may be granted only to employees who, as of the time of grant, are our employees or employees of any of our parent or subsidiaries. As of October 7, 2019, the individuals eligible to participate in the 2020 Plan consisted of approximately 469 employees (including four (4) executive officers), six (6) non-employee directors and no consultants.

Award Limitations

Awards will vest no earlier than the one (1) year anniversary of the award’s date of grant; provided that the Administrator, in its sole discretion, may provide that an award may accelerate vesting by reason of the participant’s death, disability, termination of employment, reaching retirement age, or our merger of with or into another corporation or other entity or our change in control (as defined in the 2020 Plan); and provided further that, notwithstanding anything in the 2020 Plan to the contrary, awards up to a maximum of five percent (5%) of the ordinary shares available for issuance pursuant to the 2020 Plan’s share reserve provision may be granted without regard to the minimum one (1) year vesting requirements.

No non-employee director may be granted, in any fiscal year of ours, awards under the 2020 Plan with an aggregate grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of more than $400,000, provided that such amount is increased to $600,000 in the fiscal year of his or her initial service as a non-employee director. Any awards granted to an individual while he or she was an employee or consultant other than a non-employee director will not count for purposes of the limitation.

Share Options

Each option granted under the 2020 Plan will be evidenced by a written or electronic agreement between us and a participant, specifying the exercise price, the number of shares subject to the option, the exercise restriction, if any, and the other terms and conditions of the option, consistent with the requirements of the 2020 Plan (including the restrictions described in the “Award Limitations” section above). The exercise price per share of each option may not be less than the fair market value of a share of our ordinary shares on the date of grant, except in limited circumstances specified in Code Section 424(a). Any incentive stock option granted to a person who at the time of grant owns shares possessing more than 10% of the voting power of all classes of our shares or of any parent or subsidiary of ours (a “Ten Percent Shareholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share of our ordinary shares on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options held by a participant that first become exercisable by the participant during any calendar year also may not exceed $100,000. Generally, the fair market value of an ordinary share is its closing sales price (or closing bid, if no sales were reported) (during regular trading) as quoted on the New York Stock Exchange on the day of determination, but not less than the ordinary share’s par value. On October 14, 2019, the closing price of an ordinary share on the New York Stock Exchange was $50.40 per share.

The 2020 Plan provides that the option exercise price may be paid, as determined by the Administrator and subject to the terms of the 2020 Plan, in cash (or cash equivalents), check, promissory note (to the extent permitted by applicable laws), other ordinary shares of ours having a fair market value equal to the aggregate exercise price of the exercised shares, consideration received under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) that we implement in connection with the 2020 Plan, net exercise, such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, or by any combination of these methods. With respect to any specific incentive stock option, the methods of payment of the option exercise price will be authorized by the Administrator at the time of grant. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with any applicable tax withholdings. Options will be exercisable at such times or under such conditions as determined by the Administrator and set forth in the award agreement. The maximum term of an option will be specified in the award agreement, provided that the term of an incentive stock option will be no more than 10 years, and provided further that an incentive stock option granted to a Ten Percent Shareholder must have a term not exceeding 5 years. Unless determined otherwise by the Administrator, to the extent an option is exercisable, the minimum number of ordinary shares subject to the option that the participant may exercise is the lesser of (x) one hundred ordinary shares or (y) the total number of ordinary shares subject to the option that is exercisable.

The Administrator will determine and specify in each award agreement, and solely in its discretion, the period of exercisability following termination of service applicable to each option. In the absence of such a determination by the Administrator, the participant generally will be able to exercise his or her option (to the extent vested) for (i) three months following cessation of his or her service provider status for reasons other than death or disability, and (ii) 12 months following cessation of his or her service provider status due to disability or following his or her death while holding the option, but in no event later than the expiration of the term of the option as set forth in the award agreement. An award agreement also may provide that if exercising an option following cessation of a participant’s status as a service provider (other than upon death or disability) would result in liability under Section 16(b) of Exchange Act (“Section 16(b)”) then the option will terminate 10 days after the last date on which exercise would result in liability under Section 16(b), but no later than the option’s maximum term. An award agreement also may provide that if exercising an option following cessation of a participant’s status as a service provider (other than upon death or disability) would be prohibited solely due to a violation of registration requirements under the Securities Act of 1933, as amended, then the option will terminate thirty days after cessation of the participant’s status as a service provider during which exercising the option would not violate such registration requirements, but no later than the option’s maximum term.

Share Appreciation Rights

A share appreciation right gives a participant the right to receive the appreciation in the fair market value of our ordinary shares between the date of grant of the award and the date of its exercise. Each share appreciation right granted under the 2020 Plan will be evidenced by a written or electronic agreement between us and the participant specifying the exercise price, the term of the share appreciation right, the conditions of exercise, and the other terms and conditions of the award, consistent with the requirements of the 2020 Plan (including the restrictions described in the “Award Limitations” section above). At the Administrator’s discretion, the payment upon exercise of share appreciation rights may be in cash, our ordinary shares of equivalent value, or a combination of both. The exercise price per share of each share appreciation right may not be less than the fair market value of a share of our ordinary shares on the date of grant, except in limited circumstances specified in Code Section 424(a). Upon exercise of a share appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of a share on the date of exercise over the exercise price by (ii) the number of exercised shares. The term of a share appreciation right will be no more than 10 years from the date of grant. The terms and conditions relating to the period of exercisability following termination of service with respect to options described above also apply to share appreciation rights. Unless determined otherwise by the Administrator, to the extent a share option right is exercisable, the minimum number of ordinary shares subject to the share appreciation right that the participant may exercise is the lesser of (x) one hundred ordinary shares or (y) the total number of ordinary shares subject to the share appreciation right that is exercisable.

Restricted Share Awards

Awards of restricted shares are rights to acquire or purchase ordinary shares, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. Each restricted share award granted will be evidenced by a written or electronic agreement between us and the participant specifying any period during which the transfer of the restricted shares is subject to restriction, the number of shares subject to the award, and the other terms and conditions of the award, consistent with the requirements of the 2020 Plan (including the restrictions described in the “Award Limitations” section above). Restricted share awards may be subject to vesting conditions as the Administrator specifies, and the shares acquired may not be transferred by the participant until vested.

During any applicable period of restriction, a participant holding restricted shares will be entitled to receive all dividends and other distributions paid with respect to such restricted shares, unless the Administrator provides otherwise. However, any such dividends or other distributions will be subject to the same restrictions on transferability and forfeitability as the restricted shares with respect to which they were paid.

Unless otherwise provided by the Administrator, a participant will forfeit any shares of restricted shares as to which the restrictions have not lapsed as specified in the restricted share award agreement. Unless the Administrator provides otherwise, participants holding restricted shares will have the right to vote the shares. The Administrator, in its discretion, generally may accelerate the time at which any restrictions will lapse or be removed, subject to the restrictions described in the “Award Limitations” section above.

Restricted Share Units

The Administrator may grant restricted share units, which represent a right to receive our ordinary shares at a future date as set forth in the participant’s award agreement. Each restricted share unit granted under the 2020 Plan will be evidenced by a written or electronic agreement between us and the participant specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the 2020 Plan (including the restrictions described in the “Award Limitations” section above). Restricted share units will result in a payment to a participant if the vesting criteria the Administrator may establish are satisfied or the awards otherwise vest. Earned restricted share units will be settled, in the sole discretion of the Administrator, only in the form of cash, shares, or in a combination of both. The Administrator may establish vesting criteria in its discretion, which may be based on achievement of Company-wide, divisional, business unit or individual goals (including without limitation continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator. After the grant of a restricted share unit award, the Administrator, in its sole discretion, generally may reduce or waive any vesting criteria that must be met to receive a payout, subject to the restrictions described in the “Award Limitations” section above. A participant will forfeit any unearned restricted share units as of the date set forth in the restricted share unit award agreement.

Performance Units and Performance Shares

Performance units and performance shares also may be granted under the 2020 Plan. Each award of performance shares or units granted under the 2020 Plan will be evidenced by a written or electronic agreement between us and the participant specifying any performance period and other terms and conditions of the award, consistent with the requirements of the 2020 Plan (including the restrictions described in the “Award Limitations” section above). Performance units and performance shares will result in a payment to a participant if any performance goals or other vesting criteria the Administrator may establish are achieved or the awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares (which will have an aggregate fair market value equal to the earned performance units or shares at the close of the applicable performance period), or in a combination of both.

The Administrator may establish performance objectives in its discretion, which may be based on Company-wide, divisional, business unit or individual goals (including without limitation continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator. After the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or shares, subject to the restrictions described in the “Award Limitations” section above. Performance units will have an initial value established by the Administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share of our ordinary shares on the award’s grant date. A participant will forfeit any performance shares or units that are unearned as of the date set forth in the award agreement.

Dividends

Other than with respect to the adjustments referenced under the “Adjustments to Shares Subject to the 2020 Plan” section above, no dividends may be paid to a participant with respect to an award (or portion thereof, as applicable), prior to the vesting of the award (or portion thereof, as applicable).

Transferability of Awards

Awards under the 2020 Plan generally are not transferable other than by will or by the laws of descent and distribution (and in the case of restricted shares, until any applicable period of restriction has ended), and may be exercised during a participant’s lifetime only by the participant, unless the Administrator determines otherwise.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award previously has not been exercised.

Change in Control

The 2020 Plan provides that, in the event of our merger with or into another corporation or other entity or our “change in control” (as defined in the 2020 Plan), the Administrator will have authority to determine the treatment of outstanding awards (without participants’ consent), including, without limitation, that:

•	awards will be assumed or substantially equivalent awards will be substituted by the acquiring or succeeding corporation or its affiliate;

•	awards will terminate upon or immediately prior to consummation of such transaction, upon providing written notice to the participant;

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outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such transaction and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of the transaction;

•

an award will terminate in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon exercise of the award or realization of the participant’s rights as of the date of the transaction, or an award will be replaced with other rights or property selected by the Administrator in its sole discretion; or

•	any combination of the above.

If the successor corporation does not assume or substitute outstanding awards (or portions thereof), then with respect to those awards (or portions thereof) not assumed or substituted, options and share appreciation rights will become fully vested and exercisable, all restrictions on restricted shares, restricted share units, performance shares and performance units will lapse, and, with respect to such awards with performance-based vesting (or portions thereof) not assumed or substituted, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in each case unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our parent or subsidiaries, as applicable. The Administrator will not be required to treat all awards, all awards held by a participant, all awards of the same type, or all portions of awards similarly in the transaction. In addition, if an option or share appreciation right (or portion thereof) is not assumed or substituted for in the event of our merger or change in control, the Administrator will notify the participant in writing or electronically that such option or share appreciation right (or its applicable portion) will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or share appreciation right (or its applicable portion) will terminate upon the expiration of such period.

Additionally, the 2020 Plan provides that with respect to awards granted to a non-employee director that are assumed or substituted for, if on the date of or following such assumption or substitution the non-employee director’s status as a director of the Company or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the non-employee director will fully vest in and have the right to exercise options or share appreciation rights as to all of the shares underlying the award and all restrictions on restricted shares and restricted share units will lapse, and with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our parent or subsidiaries, as applicable.

For purposes of the 2020 Plan, our “change in control” is defined in the 2020 Plan and generally includes, with certain exceptions as described in the 2020 Plan, a change in our ownership that occurs upon acquisition by a person, or persons acting as a group, of shares resulting in such person(s) having more than 50% of the total voting power of our shares, or a change in our effective control due to a majority of our directors being replaced during a 12-month period by directors whose appointments or elections are not endorsed by the majority of the directors before the date of appointment or election, or a change in a substantial portion of our assets that occurs when a person or persons acting as a group acquires or has acquired within 12 months our assets having a total gross fair market value equal to at least 50% of the total gross fair market value of all of our assets.

In the event of our change in control (within the meaning of Code Section 280G (the “golden parachute provisions”)), the 2010 Plan provides that unless provided otherwise in an agreement with or plan of the Company, no award may be granted under the 2010 Plan and no vesting of an award may be accelerated under the 2010 Plan, if such grant or vesting acceleration, together with any other compensation and benefits provided to the recipient of the award, would fail to be fully deductible by us or one of our subsidiaries for federal income tax purposes due to the golden parachute provisions. In the event of such non-deductibility under the golden parachute provisions, the 2010 Plan provides that certain compensation and benefits of the award recipient, including the grant or vesting acceleration of the award, would be cancelled (unless provided otherwise in an agreement with or plan of the Company). The 2020 Plan provides that a participant in the 2020 Plan will not be subject to the 2010 Plan’s provisions specifying the cancellation of certain of his or her compensation or benefits, including any potential cancellation of any awards granted under the 2020 Plan or their vesting acceleration, even if the participant’s compensation and benefits may not be fully deductible by us or our subsidiaries for federal income tax purposes due to the golden parachute provisions. The 2020 Plan does not include any obligation by us to reimburse any participant for any tax imposed by Code Section 4999 in relation to the golden parachute provisions.

Termination or Amendment

The 2020 Plan was adopted by our Board and the Compensation Committee in October 2019, subject to shareholder approval of the 2020 Plan within 12 months of adoption by our Board. The 2020 Plan automatically will terminate 10 years from the date of its adoption by the Board, unless terminated at an earlier time by the Administrator. The Administrator may terminate, alter, suspend or amend the 2020 Plan at any time, provided that we will obtain shareholder approval of any amendment to the 2020 Plan to the extent necessary and desirable to comply with any applicable laws. No amendment, alteration, suspension or termination of the 2020 Plan may materially impair the rights of any participant unless mutually agreed otherwise between the participant and the Administrator.

Forfeiture of Awards

The 2020 Plan permits the Administrator to specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award granted under the 2020 will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. The 2020 Plan also provides that awards granted under the 2020 Plan will be subject to our clawback policy as may be established and/or amended from time to time to comply with applicable laws (the “Clawback Policy”). The Administrator may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the 2020 Plan pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws.

Number of Awards Granted to Employees and Directors

The number of awards that an employee, director or consultant may receive under the 2020 Plan is in the discretion of the Administrator (other than the automatic awards for non-employee directors described in the section titled “Proposal One—Election of Directors—Compensation of Directors” above), and, therefore, cannot be determined in advance. If shareholders approve the 2020 Plan at the Annual Meeting, then as of the date of the Annual Meeting, each individual continuing as a non-employee director as of such date will receive an Ongoing Grant. The following table sets forth the dollar value of restricted share units of any Ongoing Grant expected to be granted on the date of the Annual Meeting. The number of shares that will be subject to such Ongoing Grant will not be known until the day of the Annual Meeting.

Name of Non-Employee Director or Group	Grant Date Fair Value of RSUs Expected to Be Granted ($)	Number of Shares Subject to RSUs Expected to Be Granted (#)
Homa Bahrami	200,000	(1)
Greg Dougherty	200,000	(1)
Thomas Kelly	200,000	(1)
Frank Levinson	200,000	(1)
David T. Mitchell	200,000	(1)
Rollance Olson	200,000	(1)
All current directors who are not executive officers, as a group	1,200,000	(1)

(1)

Number of shares will be determined as the quotient of (a) $200,000, divided by (b) the closing price of Fabrinet’s ordinary shares on the New York Stock Exchange on the date of the Annual Meeting, with such quotient rounded down to the nearest whole share.

If shareholders do not approve the 2020 Plan, the 2010 Plan will continue under its current terms. In that case, the Ongoing Grants described above will be granted to our continuing non-employee directors under the 2010 Plan.

Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive awards under the 2020 Plan. The following table sets forth information with respect to the grant of restricted share units (RSUs) and performance-based restricted share units (PSUs) under the 2010 Plan during fiscal 2019 (no other type of award was granted under the 2010 Plan during this time):

Name of Individual or Group	RSUs Granted (#)	Weighted Average Dollar Value of RSUs Granted ($)	PSUs Granted (#)(1)	Weighted Average Dollar Value of PSUs Granted ($)
Seamus Grady	31,236	48.02	72,886	48.02
Chief Executive Officer
Dr. Harpal S. Gill	24,989	48.02	62,472	48.02
President and Chief Operating Officer
Toh-Seng Ng	22,907	48.02	54,144	48.02
Executive Vice President, Chief Financial Officer
Dr. Hong Hou	—	—	—	—
Former Executive Vice President, Chief Technical Officer
All current executive officers as a group (4 people)	97,890	50.06	189,502	48.02
All current non-employee directors as a group (6 people)	25,677	48.67	—	—
All employees who are not executive officers as a group	267,761	50.16	12,492	48.02

(1)	Amounts indicated are based on maximum achievement of the applicable performance goals.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2020 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Share Options

No taxable income is reportable when an incentive share option is granted or exercised, although the exercise may subject the participant to the alternative minimum tax or may affect the determination of the participant’s alternative minimum tax (unless the shares are sold or otherwise disposed of in the same year). If the participant exercises the option and then later sells or otherwise disposes of the shares acquired more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price generally will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date generally is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for alternative minimum tax purposes.

Nonstatutory Share Options

No taxable income is reportable when a nonstatutory share option with a per share exercise price at least equal to the fair market value of a share of the underlying share on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the exercised shares subject to the option. Any taxable income recognized in connection with the exercise of a nonstatutory share option by an employee is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares generally would be capital gain or loss to the participant.

Share Appreciation Rights

No taxable income is reportable when a share appreciation right with a per share exercise price equal to at least the fair market value of a share of the underlying share on the date of grant is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any taxable income recognized in connection with the exercise of a share appreciation right by an employee is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares generally would be capital gain or loss to the participant.

Restricted Shares, Restricted Share Units, Performance Units and Performance Shares

A participant generally will not have taxable income at the time an award of restricted shares, restricted share units, performance units or performance shares, are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to tax withholding by us. However, the recipient of a restricted share award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Medicare Surtax

A participant’s annual “net investment income,” as defined in Section 1411 of the Code may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2020 Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Section 409A

Section 409A of the Code provides certain requirements for nonqualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). For certain individuals who are officers, subject to certain exceptions, Section 409A requires that distributions in connection with the officer’s separation from service commence no earlier than six months after such officer’s separation from service.

If an award granted under the 2020 Plan is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states, such as California, have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on nonqualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts. In no event will we or any of our parent or subsidiaries have any obligation under the terms of the 2020 Plan to reimburse, indemnify, or hold harmless a participant for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.

Tax Effect for Fabrinet

We generally will be entitled to a tax deduction in connection with an award under the 2020 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory share option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” within the meaning of Code Section 162(m). Under Code Section 162(m), the annual compensation paid to any of these specified employees will be deductible only to the extent that it does not exceed $1,000,000.

Required Vote

Approval of the 2020 Plan and its material terms requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy entitled to vote at the Annual Meeting. If shareholders do not approve the 2020 Plan, the 2010 Plan will continue under its current terms until it expires or is terminated in accordance with the terms of the 2010 Plan, and we will continue to grant future equity awards from the 2010 Plan.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the approval of the 2020 Equity Incentive Plan.

We believe strongly that the approval of the 2020 Plan is essential to our continued success. Our employees are one of our most valuable assets. Share options, restricted share units and other awards provided under the 2020 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above, you are being asked to approve the 2020 Plan and its material terms.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed PricewaterhouseCoopers ABAS Ltd. and its network firm (“PwC”) as our independent registered public accounting firm for our fiscal year ending June 26, 2020. Although ratification by shareholders is not required by any applicable legal requirements, the Board has determined it is desirable to request ratification of this selection by our shareholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Fabrinet and its shareholders. If our shareholders do not ratify the appointment of PwC, the Audit Committee may reconsider its selection.

A representative of PwC is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for Fabrinet’s fiscal year ending June 26, 2020.

Accounting Fees

The following table presents fees paid or accrued by Fabrinet for audit and other services rendered by PwC for fiscal 2019 and fiscal 2018.

	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$1,441,313	$1,186,832
Audit-Related Fees	—	—
Tax Fees(2)	15,000	—
All Other Fees(3)	30,360	130,960

Total	$1,486,673	$1,317,792

(1)

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits, as well as out of pocket expenses.

(2)	Tax fees consist of fees for international tax consulting services.
(3)	All other fees consist of fees for providing consent letters and accounting advisory services during the fiscal year.

Pre-Approval of Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee is required to (1) review and approve, in advance, the scope and plans for all audits and audit fees and (2) approve, in advance, all non-audit services to be performed by our independent auditors.

All services and fees of PwC were pre-approved by the Audit Committee.

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO NAMED EXECUTIVE OFFICERS

General

In accordance with SEC rules, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (or “Named Officers”) as disclosed in this proxy statement in accordance with rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Officer, but rather the overall compensation of all of our Named Officers and the compensation philosophy, policies and practices described in this proxy statement. We currently hold our say-on pay vote every year.

While this advisory vote to approve executive compensation is non-binding, it will provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when making future executive compensation decisions. The Board and the Compensation Committee value the opinions of shareholders and, to the extent there is any significant vote against the Named Officer compensation as disclosed in this proxy statement, will endeavor to communicate with shareholders to better understand the concerns that influenced the vote, consider those shareholders’ concerns and evaluate whether any actions are necessary to address those concerns.

We urge shareholders to read the “Executive Compensation” section of this proxy statement, and in particular the information discussed under the heading “Executive Compensation—Compensation Discussion and Analysis”, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We believe that our executive compensation program is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, pursuant to Section 14A of the Exchange Act, you are being asked to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Fabrinet’s shareholders approve, on an advisory basis, the compensation of Fabrinet’s named executive officers, as disclosed in Fabrinet’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and related narrative disclosures.”

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to our Named Officers.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

Our management is responsible for establishing and maintaining internal controls and preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers ABAS Ltd., our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers ABAS Ltd. the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•

Received the written disclosures and the letter from PricewaterhouseCoopers ABAS Ltd. required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers ABAS Ltd.’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers ABAS Ltd. its independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2019, for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Thomas F. Kelly (Chair)

Gregory P. Dougherty

Dr. Frank H. Levinson

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that establish the corporate governance policies the Board intends to follow in overseeing our business in accordance with its fiduciary duties. The Corporate Governance Guidelines are available in the “Investors—Governance” section of our website at www.fabrinet.com.

Code of Business Conduct

We are committed to maintaining the highest standards of ethical conduct, with business practices and principles of behavior that support this commitment. Accordingly, the Board has adopted a Code of Business Conduct, which is applicable to all of our directors, officers (including our principal executive officer and senior financial and accounting officers) and employees. The Code of Business Conduct is available in the “Investors—Governance” section of our website at www.fabrinet.com. We will disclose on our website any amendments to the Code of Business Conduct, as well as any waivers, required to be disclosed by SEC or NYSE rules.

Majority Voting Policy in Uncontested Elections

The Board endorses the principle of using a majority voting standard for uncontested elections of directors. Accordingly, in an election of directors such as this one, a nominee who receives more “Withhold” votes than “For” votes is expected to promptly tender his or her resignation as a director to the Board for consideration. After considering any information the Board deems appropriate, the Board will act to accept or reject each tendered director resignation. Any director who tenders a resignation under the majority voting policy may not participate in the action of the Board regarding whether to accept or reject his or her tender of resignation.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board will fill the chairman and chief executive officer positions based upon what it believes is in our best interests at any point in time. Mr. Mitchell served in both positions until his retirement as chief executive officer in September 2017. We separated the two roles effective upon this transition, with Mr. Mitchell continuing as executive chairman of the Board from September 2017 until June 2018, and as a non-employee chairman of the Board beginning in June 2018. The Board believes that as our founder and having served as our chief executive officer from our inception until September 2017, Mr. Mitchell is in the best position to direct the focus and attention of the Board on the areas most relevant for us and our shareholders, as Mr. Mitchell is the most familiar with our business, industry and strategic priorities. In the role of chairman, Mr. Mitchell also is able to provide strong and valuable leadership for us both internally and externally.

In addition, our Corporate Governance Guidelines provide that if the chairman is not independent, the Board shall appoint a lead independent director. Rollance Olson has served as our lead independent director since January 2011. The lead independent director’s duties include coordinating the activities of the independent and other non-employee directors, coordinating the agenda for and moderating sessions of the independent and other non-employee directors, and facilitating communications among the entire Board.

Our independent directors meet in executive session at each regularly scheduled meeting of the Board, and at such other times as necessary or appropriate as determined by the independent directors. Our lead independent director presides at such executive sessions of the Board.

Risk Oversight

The Board is responsible for the oversight of our enterprise risk management. Together with its committees, the Board ensures that any material risks relevant to us or our business are appropriately considered and addressed. Our management team is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks, and the Board, together with its committees, oversees management in its execution of these responsibilities. At periodic meetings of the Board and its committees, and in other meetings and discussions, our management reports to and seeks guidance from the Board and its committees, as applicable, with respect to matters that could affect our business. In addition, our legal counsel provides reports of legal risks to the Board and its committees. Similarly, our chief financial officer provides reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices.

The Board reviews the strategic, financial and operational risks inherent in our business through its consideration of the various matters presented to the Board or its committees by management for review or approval. Furthermore, each board committee regularly reviews and evaluates various aspects of enterprise risk as part of its specific functions and responsibilities delegated by the Board. The Audit Committee considers risk in connection with its oversight of our financial review and reporting processes and regulatory and corporate compliance matters. In addition, the Audit Committee is responsible for the oversight and review of certain risk management policies, including our insurance, investment and business continuity policies. The Compensation Committee considers risk in connection with its oversight of the design and administration of our compensation policies, plans and programs. The Nominating & Corporate Governance Committee considers risk in connection with its oversight of our governance structure, policies and processes, including conflicts of interest (other than related party transactions reviewed by the Audit Committee).

We believe that the Board’s role is consistent with our leadership structure, with our chief executive officer and management primarily responsible for enterprise risk management, and with the Board and its committees providing oversight of these efforts.

Contacting the Board of Directors

Shareholders and other interested parties may communicate directly with our lead independent director by sending an email to leadindependentdirector@fabrinet.com. Communications received at this email address are automatically routed directly to our lead independent director. Shareholders and other interested parties who wish to communicate with the Board may do so by sending an email to board@fabrinet.com or a written communication addressed to Fabrinet, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, Attention: Board of Directors. Our legal counsel reviews all incoming communications from shareholders and other interested parties (except for communications sent directly to the lead independent director, mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, as appropriate, routes such communications to the appropriate member(s) of the Board, or if none is specified, to the executive chairman of the Board.

Attendance at Annual Meetings of Shareholders by the Board of Directors

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of shareholders, we encourage, but do not require, directors to attend. All of our directors attended our 2018 annual meeting of shareholders.

Director Independence

Our ordinary shares are listed on the NYSE. Pursuant to the NYSE listing standards, independent directors must comprise a majority of the Board, and each member of our Audit, Compensation and Nominating & Corporate Governance Committees must be independent. A director will only qualify as an “independent director” if, in the opinion of the Board, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee members also must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from us or any of our subsidiaries; or (2) be an affiliated person of us or any of our subsidiaries.

Compensation Committee members must satisfy additional independence criteria set forth under the NYSE listing standards. In order for a member of the Compensation Committee to be considered independent, the Board must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by us to such director; and (2) whether such director is affiliated with us, any of or subsidiaries, or an affiliate of any of our subsidiaries.

The Board has reviewed the independence of each director and determined that Dr. Bahrami, Mr. Dougherty, Mr. Kelly, Dr. Levinson and Mr. Olson, representing five out of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE listing standards. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances the Board deemed relevant.

Board Meetings and Committees

During fiscal 2019, the Board held nine meetings and also took certain actions by written consent. Each of our directors attended at least 75% of the meetings of the Board and the committees on which he or she served during fiscal 2019. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee, each of which has the composition and responsibilities described below.

Audit Committee

The Audit Committee currently consists of Mr. Dougherty, Mr. Kelly (chair) and Dr. Levinson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Board has determined that Mr. Kelly qualifies as an “audit committee financial expert” under the rules and regulations of the SEC and that each member of the Audit Committee meets the financial literacy requirements of the NYSE listing standards. The Audit Committee held four meetings during fiscal 2019.

Among other responsibilities, the Audit Committee (1) oversees our accounting and financial reporting processes and the audit of our financial statements, (2) assists the Board in overseeing the integrity of our financial statements (including, without limitation, internal control over financial reporting), (3) oversees our compliance with ethics policies and legal and regulatory requirements, (4) oversees the performance of our independent auditors, (5) prepares the disclosure required by applicable law and SEC rules, and (6) provides to the Board such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. The Audit Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Audit Committee report is included in this proxy statement on page 33.

Compensation Committee

The Compensation Committee currently consists of Dr. Bahrami, Dr. Levinson (chair) and Mr. Kelly, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. In addition, the Board has determined that Dr. Bahrami, Dr. Levinson and Mr. Kelly meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee held five meetings during fiscal 2019 and also took certain actions by written consent.

Among other responsibilities, the Compensation Committee (1) develops, reviews and approves our overall compensation policies and goals, including policies and forms of compensation provided to our directors and executive officers, (2) oversees the administration of our equity compensation and employee benefit plans and programs, and (3) produces an annual report on executive officer compensation for inclusion in our annual proxy statement. The Compensation Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Compensation Committee report is included in this proxy statement on page 51.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee currently consists of Dr. Bahrami (chair) and Messrs. Dougherty and Olson, each of whom is independent under the NYSE listing standards and the rules and regulations of the SEC. The Nominating & Corporate Governance Committee held five meetings during fiscal 2019 and also took certain actions by written consent.

Among other responsibilities, the Nominating & Corporate Governance Committee (1) assists the Board in identifying prospective director nominees, (2) recommends candidates for election to the Board at each annual meeting of shareholders, (3) reviews and recommends updates to our corporate governance principles, as appropriate, (4) reviews and recommends directors to serve on each board committee, (5) oversees the annual evaluation of the Board and its committees, and (6) monitors and reviews matters related to succession planning for our executives officers. The Nominating & Corporate Governance Committee acts in accordance with a written charter adopted by the Board, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

The Nominating & Corporate Governance Committee will consider recommendations of candidates for election to the Board submitted by shareholders of Fabrinet. For more information, see “Process for Recommending Candidates for Election to the Board of Directors” below.

Share Ownership Guidelines

We have adopted share ownership guidelines for our directors and executive officers. For information regarding such guidelines, see the section of this proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis—Share Ownership Guidelines.”

Hedging Policy

Members of our board of directors and our officers, employees and consultants are prohibited from trading in derivative securities with respect to our securities, including put and call options and other financial instruments whose value varies with the value of our ordinary shares. This prohibition also extends to short sales.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, Dr. Bahrami, Mr. Kelly and Dr. Levinson served as members of the Compensation Committee. None of the members of the Compensation Committee is or has in the past served as an officer or employee of Fabrinet. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or Compensation Committee.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating & Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board, and recommending candidates for election to the Board. The Nominating & Corporate Governance Committee will consider recommendations from shareholders for candidates to serve on the Board. There are no differences in the manner by which the Nominating & Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or a member of the Board.

Shareholder Recommendations and Nominees

Shareholder recommendations for candidates to the Board must be directed in writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, and must include (1) the candidate’s name, age, business address and residence address, (2) the candidate’s principal occupation or employment, (3) the class and number of shares that are held of record or beneficially owned by the candidate and any derivative positions held or beneficially held by the candidate, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of our shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate, (5) a description of all arrangements or understandings between the nominating shareholder and each candidate and any other person or persons pursuant to which the nominations are to be made by the nominating shareholder, (6) a written statement executed by the candidate acknowledging that as a director, the candidate will owe a fiduciary duty under Cayman Islands law with respect to Fabrinet and its shareholders, and (7) any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Shareholder recommendations for candidates to the Board must also contain specified information about the shareholder proposing such nomination. For more information, please refer to our memorandum and articles of association, which may be obtained by writing to our Corporate Secretary, c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054, or by accessing Fabrinet’s filings on the SEC’s website at www.sec.gov.

Director Qualifications

The Nominating & Corporate Governance Committee will evaluate and recommend candidates for membership on the Board consistent with any criteria established by the committee. The consideration of any candidate for director will be based on the committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. While the Nominating & Corporate Governance Committee has not established specific minimum qualifications or a formal diversity policy for director candidates, the committee believes that candidates and nominees should reflect a board of directors that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall board effectiveness, (4) have diverse backgrounds and perspectives, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identification and Evaluation of Director Nominees

The Nominating & Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. The committee assesses the appropriate size and composition of the Board, the needs of the Board and its committees and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating & Corporate Governance Committee through shareholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us and other biographical information as of October 14, 2019, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Seamus Grady	52	Chief Executive Officer and Director
Dr. Harpal Gill	66	President and Chief Operating Officer
Toh-Seng Ng	65	Executive Vice President, Chief Financial Officer
Edward T. Archer	56	Executive Vice President, Sales & Marketing

Seamus Grady. For Mr. Grady’s biography, please see “Proposal One—Election of Directors—Biographical Information” above.

Dr. Harpal Gill has served as our president since January 2011, and as our chief operating officer since March 2009. Previously, Dr. Gill was our senior vice president, operations from May 2005 to March 2009. He also has served as executive vice president, operations of Fabrinet Co., Ltd., our subsidiary in Thailand, since July 2007. From July 2003 to January 2005, Dr. Gill served as vice president of engineering and then senior vice president of engineering for Maxtor Corporation, a disk drive manufacturer. From January 1999 to July 2003, Dr. Gill served as the vice president of engineering for Read Rite Corporation, a supplier of magnetic recording heads for data storage devices. From June 1996 to October 1998, Dr. Gill served as the managing director of JTS Corp., a disk drive manufacturer. Dr. Gill also has held senior management positions with Seagate Technology and Stanton Automation. Dr. Gill earned a bachelor of science degree in mechanical engineering from Brunel University and a doctor of philosophy degree in engineering from the University of Bradford.

Toh-Seng Ng has served as our executive vice president and chief financial officer since March 2012. Previously, he was senior vice president of finance and managing director of Casix, Inc., our subsidiary in the People’s Republic of China, from March 2010 to March 2012, and senior vice president and operations controller of Fabrinet from January 2007 to March 2010. Mr. Ng joined us with nearly 28 years of international financial management experience in the semiconductor and data storage industries. Prior to joining us, Mr. Ng managed financial operations at Magnecomp Precision Plc. in Thailand, Hitachi Global Storage Technologies in San Jose, and Read-Rite Corporation in a series of positions, culminating in his role as corporate controller and vice president of finance. Mr. Ng earned a bachelor of science degree in accountancy from the University of Singapore, and a master of business administration degree in international management from Golden Gate University.

Edward T. Archer has served as our executive vice president, sales & marketing since January 2019. Prior to joining Fabrinet, Mr. Archer was the senior vice president of sales for the Integrated Manufacturing Services Division of Sanmina Corporation from October 2014 to December 2018. He is a thirty-year veteran of the electronics industry, with broad sales and marketing experience in technical services, products and electronic manufacturing services. He began his career in sales leadership roles at Future Electronics, Wyle Electronics and Arrow Electronics, followed by nine years at Altera Corporation (now Intel) as its regional sales director for both FPGA and ASIC products. Mr. Archer earned a bachelor of science degree in industrial technology (technical marketing) from California Polytechnic State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to our principal executive officer, principal financial officer, and the other individuals included in the “Summary Compensation Table” beginning on page 52. We refer to these individuals as our “Named Officers” in this proxy statement. For fiscal 2019, our Named Officers were:

•	Seamus Grady, Chief Executive Officer (“CEO”);

•	Dr. Harpal S. Gill, President and Chief Operating Officer (“COO”);

•	Toh-Seng Ng, Executive Vice President, Chief Financial Officer (“CFO”); and

•	Dr. Hong Hou, former Executive Vice President, Chief Technical Officer (“former CTO”).

During fiscal 2019, Dr. Hou served as our executive vice president, chief technical officer until August 25, 2018.

Shareholder Engagement Following Recent Say-on-Pay Votes

We are committed to maintaining an active dialogue to understand the priorities and concerns of our shareholders and believe that ongoing engagement builds mutual trust and understanding with our shareholders.

While approximately 97%, 75% and 78% of the votes cast in the say on-pay advisory vote at our 2018, 2017 and 2016 annual meetings of shareholders, respectively, were voted in favor of our executive compensation as disclosed in our 2018, 2017 and 2016 proxy statements, only 28% of the votes cast in the say-on-pay advisory vote at our 2015 annual meeting of shareholders were voted in favor of our executive compensation as disclosed in our 2015 proxy statement. In response to the results of our 2015 say-on-pay advisory vote, the Compensation Committee contacted shareholders to understand better their priorities and concerns with respect to our executive pay practices, examined the reports and analyses issued by the principal proxy advisory services, conferred with representatives of Institutional Shareholder Services in the spring of 2016 to discuss our compensation practices, and engaged Kingsdale Advisorsto advise the Compensation Committee.

In fiscal 2018, the Compensation Committee continued its dialogue with shareholders on our executive compensation practices by soliciting the views of institutional investors representing approximately 48% of our shares outstanding as of the last day of fiscal 2017, and having discussions in October 2017 with investors representing approximately 24% of our shares outstanding as of the last day of fiscal 2017, including four of our ten then-largest shareholders. In fiscal 2019, the Compensation Committee continued its dialogue with shareholders on our executive compensation practices by soliciting the views of 26 of our then largest institutional shareholders representing approximately 80% of our shares outstanding as of the last day of fiscal 2018, and having discussions in November 2018 with investors representing approximately 8% of our shares outstanding as of the last day of fiscal 2018, including four of our twenty then largest shareholders.

The Compensation Committee plans to continue its practice of shareholder outreach regarding our executive compensation practices by again soliciting the views of institutional investors representing approximately 80% of our shares outstanding as of the last day of fiscal 2019, including our ten largest shareholders as of that date. The Compensation Committee expects to contact such shareholders between the filing of this proxy statement and the date of the Annual Meeting.

Fiscal 2019 Compensation Decisions

In light of the results of our recent say-on-pay votes and the feedback received from shareholders, the Compensation Committee maintained a similar overall design and continued to enhance the link between executive pay and longer-term company performance when it approved in August 2018 our executive compensation program for fiscal 2019, as summarized below.

Compensation Element	Decision	Weighting of Performance Measures
Base salary	• CEO: increased by 11% as compared to fiscal 2018 • All other Named Officers: no increase as compared to fiscal 2018	N/A

Short-term cash incentive	• CEO: increased target cash bonus opportunity by 15% as compared to fiscal 2018 • All other Named Officers: no increase in target cash bonus opportunity as compared to fiscal 2018

For all of our Named Officers, we kept the same structure for fiscal 2019 as our fiscal 2018 short-term cash incentive plan, with bonuses payable as follows:

•  50% based on achievement of a revenue target

•  50% based on achievement of a non-GAAP gross margin target

•  no individual performance component

•  the maximum bonus a Named Officer could receive was his target bonus

Because we did not fully achieve the pre-established performance goals, and consistent with our pay for performance philosophy, our Named Officers received 79% of their target bonuses under this plan for fiscal 2019, except for Dr. Hou who resigned in August 2018 and was not a participant in this plan.

Long-term equity incentive

•  Continued our practice of granting PSUs with challenging two-year cumulative performance and “stretch” performance targets

•  Equity grants heavily weighted toward performance: 70-71% PSUs and 29-30% RSUs

•  CEO: increased total target grant date value of long-term equity-based awards by 11% as compared to fiscal 2018

For all of our Named Officers, we kept the same structure for fiscal 2019 as our fiscal 2018 PSU grants, with the number of PSUs earned and eligible to vest determined after a two-year performance period as follows:

•  50% based on achievement of

Compensation Element	Decision	Weighting of Performance Measures

•  COO: increased total target grant date value of long-term equity-based awards by 27% as compared to fiscal 2018

•  CFO: increased total target grant date value of long-term equity-based awards by 32% as compared to fiscal 2018 cumulative fiscal 2019 and fiscal 2020 revenue targets

•  50% based on achievement of cumulative fiscal 2019 and fiscal 2020 non-GAAP gross margin targets

•  any earned PSUs will vest in full on the date the Compensation Committee certifies achievement of the performance criteria

•  PSUs are not subject to accelerated vesting under agreements with any of our Named Officers

Positive Compensation Practices

We monitor trends and developments in compensation practices to enhance the effectiveness of our compensation philosophy and have adopted the following:

•	our executive officers’ cash and equity incentive compensation is subject to a claw back;

•	we have a practice of granting long-term equity to our executive officers that is based, in part, on Fabrinet achieving financial performance goals over a two-year performance period;

•	we maintain share ownership guidelines for our executive officers and directors;

•	our employees (including our executive officers) and directors are prohibited from margining, short-selling or pledging our securities, or trading in derivative securities;

•	our Amended and Restated 2010 Performance Incentive Plan (“2010 Plan”) contains the following features:

•	we are prohibited from instituting any program to reprice or exchange equity awards for awards with a lower exercise price without shareholder approval;

•

we are prohibited from “recycling” shares, which means that any shares subject to a grant are counted against the share limit in the plan and may not subsequently be re-granted, even if the shares are forfeited, expired or exchanged;

•	all awards under the 2010 Plan are subject to the participant’s continued employment or other service with us and vest over a four-year period, unless otherwise set forth in the award agreement;

•	we are prohibited from paying dividends with respect to an award prior to the vesting of such award;

•

we are prohibited from granting awards after December 13, 2017, that may vest or become exercisable earlier than one (1) year after such award is granted, except that awards up to a maximum of five percent (5%) of the total shares reserved and available for grant and issuance under our 2010 Plan may be granted without regard to such minimum one (1) year vesting requirements; and

•

we are prohibited from accelerating the vesting of an award granted after December 13, 2017, under our 2010 Plan before the one (1) year anniversary of the award’s grant date, except in connection with death, disability, termination of employment, reaching retirement age or an event that triggers the plan’s provisions relating to assumption and termination of awards; and

•	we hold an annual shareholder advisory vote on executive compensation.

Executive Compensation Program Objectives and Overview

Our executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for short-term and long-term performance; and (3) align executives’ interests with the interests of our shareholders. In structuring and designing our executive compensation programs, we are guided by the following basic philosophies:

•	Competition. We should provide competitive compensation opportunities with respect to our industry so we can attract, retain and motivate qualified executives.

•

Alignment with Shareholder Interests. A substantial portion of compensation should be contingent on our performance for our shareholders, to align the interests of executives with the interests of our shareholders and to hold the executives accountable for our performance.

As described in more detail below, the material elements of our executive compensation programs for our Named Officers include a base salary, short-term cash incentive awards and long-term equity incentive awards. In addition, our Named Officers may participate in our 401(k) plan and employee benefit programs on substantially the same terms as our other employees. Our Named Officers also are entitled to certain perquisites and personal benefits and, in some cases, are entitled to severance benefits upon certain terminations of their employment with us.

We believe each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Taken together, the compensation elements are intended to provide a total compensation package for each Named Officer that is competitive. The table below lists each material element of our executive compensation program and the compensation objective or objectives it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base salary	• Attract, retain and motivate qualified executives.

Short-term cash incentives	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Long-term equity incentives	• Align executives’ interests with those of shareholders; • Hold executives accountable for our performance; and • Attract, retain and motivate qualified executives.

Perquisites and personal benefits	• Attract, retain and motivate qualified executives.

Severance and other benefits upon termination of employment	• Attract, retain and motivate qualified executives.

Role and Authority of the Compensation Committee

The Compensation Committee currently consists of Dr. Levinson (chair), Dr. Bahrami and Mr. Kelly, each of whom is “independent” within the meaning of NYSE rules. In addition, the Board has determined that Dr. Levinson, Dr. Bahrami and Mr. Kelly meet the requirements of the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act and the outside director definition of Section 162(m) of the Internal Revenue Code, as amended. Dr. Levinson has served as chair of the Compensation Committee since

November 2011, Dr. Bahrami has served as a member of the Compensation Committee since May 2019, and Mr. Kelly has served as a member of the Compensation Committee since December 2015. No Compensation Committee member is a former or current officer or employee of Fabrinet or any of its subsidiaries. The Compensation Committee meets at least quarterly, and members of the Compensation Committee serve at the discretion of the Board.

The Compensation Committee is responsible for overseeing our compensation policies and goals and administering our equity compensation plans and executive incentive plan, including approving target and actual bonuses under our executive incentive plan. Additionally, the Compensation Committee is responsible for reviewing and approving the compensation of our chief executive officer and other Named Officers. The Compensation Committee’s role is detailed in its charter, which is available in the “Investors—Governance” section of our website at www.fabrinet.com.

Pursuant to its charter, the Compensation Committee may delegate its authority to grant awards under Fabrinet’s incentive compensation or other equity-based plans, except with respect to awards to executive officers and directors. The Compensation Committee has delegated limited, non-exclusive authority to a committee consisting of our chief executive officer and chief financial officer (the “Equity Award Committee”) to grant equity awards under our 2010 Plan with respect to consultants, new hires and promotions for employees below the level of vice president (and with respect to new hires, for employees who are not expected to shortly thereafter become a vice president or above). In any fiscal year, the Equity Award Committee may grant, in the aggregate, share options and share appreciation rights, restricted share units, restricted shares or other full-value awards covering no more than the number of shares that have been budgeted and approved by the Compensation Committee for such fiscal year. The Equity Award Committee did not take action during fiscal 2019, and the Compensation Committee did not approve a budget of equity awards for the Equity Award Committee for fiscal 2019. The Compensation Committee has not delegated any of its authority with respect to any component of the compensation of our Named Officers.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority, in its sole discretion, to engage the services of outside consultants to assist it in making decisions regarding the establishment of our compensation programs and philosophy. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors. For fiscal 2019, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to provide independent compensation consulting services. If requested by the Compensation Committee, a representative of Compensia attends meetings of the Compensation Committee. However, the Compensation Committee did not request Compensia to join any of its meetings during fiscal 2019.

Although Fabrinet pays Compensia’s fees, Compensia reports directly to the Compensation Committee, and the Compensation Committee retains the authority to hire or fire Compensia and any other consultant or advisor. Compensia does not provide any services to us other than the services provided to the Compensation Committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

During fiscal 2019, Compensia provided the Compensation Committee with a blend of peer group proxy data and other market data, as discussed below, to assist the Compensation Committee in evaluating the competitiveness of our executive compensation and non-employee director compensation programs. Compensia also advised the Compensation Committee on general compensation trends in the industry among similarly situated companies.

Role of Executive Officers in Compensation Decisions

In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our CEO and CFO. Typically, our management team assists the Compensation Committee in the execution of its responsibilities by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters.

For fiscal 2019, our CEO made recommendations to the Compensation Committee regarding executive compensation matters. At the request of the Compensation Committee, our CEO and CFO occasionally participate in meetings of the Compensation Committee, except with respect to decisions involving their own compensation. While the Compensation Committee solicits the recommendations and proposals of our CEO and CFO with respect to executive compensation matters, these recommendations and proposals are only one factor in the Compensation Committee’s decision-making process.

Fiscal 2019 Peer Group and Other Market Data

To assist the Compensation Committee in evaluating whether our executive compensation practices for fiscal 2019 were competitive and consistent with the Compensation Committee’s executive compensation program objectives, Compensia provided the Committee with compensation data (the “Blended Market Data”) consisting of an equal blend of (1) proxy statement data (where available) from our fiscal 2019 peer group, and (2) proprietary survey data from high-tech companies with annual revenues between $750 million and $2.5 billion. The Compensation Committee used the Blended Market Data to compare our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation and total direct compensation against the 25th, 50th and 75th percentiles of the same categories of compensation for executives holding positions comparable (where possible) to the positions of our Named Officers. However, the Compensation Committee does not benchmark or apply specific formulas to determine adjustments to our Named Officers’ base salary, target cash incentive opportunity, target total cash compensation, equity compensation or total direct compensation.

The specific criteria for selection into our peer group are set annually by the Compensation Committee. When our peer group is reviewed each year, companies may be removed for failure to meet the selection criteria, or new companies may be added as necessary to ensure a significant sample size of companies. In selecting a peer group, the Compensation Committee considers companies that, in its view, compete with us for talent and have financial or other organizational metrics generally similar to ours. Accordingly, our peer group includes a blend of businesses classified as providing either optical electronic equipment or contract manufacturing services. The selection criteria for our fiscal 2019 peer group included 12-month trailing revenue, market capitalization, and headcount metrics. Our 12-month trailing revenue and market capitalization were in the 59th and 19th percentiles, respectively, of our fiscal 2019 peer group at the time the Compensation Committee selected the group. Compensia gathered data on the compensation practices of the companies in our fiscal 2019 peer group through publicly available information, where available.

Our fiscal 2019 peer group, as approved by the Compensation Committee, was the same as our fiscal 2018 peer group, except for the removal of six companies (Black Box Corporation, Calix, Inc., Daktronics Inc., Extreme Networks, Inc., Methode Electronics, Inc. and Novanta Inc.) and the addition of seven companies (Celestica Inc., Jabil Inc., KEMET Corporation, Kimball Electronics, Inc., Lumentum Holdings Inc., Sanmina Corporation and Viavi Solutions Inc.). Our fiscal 2019 peer group consisted of the following 20 companies:

Fiscal 2019 Peer Group
Benchmark Electronics, Inc.	Infinera Corporation	Oclaro, Inc.
Celestica Inc.	Jabil Inc.	OSI Systems, Inc.
Ciena Corporation	KEMET Corporation	Plexus Corporation
Coherent, Inc.	Kimball Electronics, Inc.	Sanmina Corporation
CTS Corporation	Lumentum Holdings Inc.	TTM Technologies, Inc.
Finisar Corporation	MTS Systems	Viavi Solutions Inc.
II-VI Incorporated	NETGEAR, Inc.

Executive Compensation Program Elements

Base Salaries

We provide a base salary to our executive officers and other employees to compensate them for services rendered on a day-to-day basis. Following the end of each fiscal year, the Compensation Committee typically reviews and determines whether to adjust executive base salaries on the basis of each executive officer’s level of responsibility, qualifications, experience, past performance and expected future contributions. The Compensation Committee also considers whether executive base salaries are competitive as compared to salary practices gathered from the Blended Market Data.

In fiscal 2019, the Compensation Committee reviewed the salary component of the Blended Market Data provided by Compensia and considered each executive officer’s past performance and expected future contributions, changes in each executive officer’s responsibilities and organizational changes. As a result of its review, the Compensation Committee decided to increase the annual base salary of our CEO for fiscal 2019, as shown below.

Named Officer	Fiscal 2018 Annual Base Salary	Fiscal 2019 Annual Base Salary	% Change
Mr. Grady	$700,000	$775,000	10.7%
Dr. Gill	$950,000	$950,000	None
Mr. Ng	$650,000	$650,000	None
Dr. Hou	$525,000	$525,000	None

In recognition of Mr. Grady’s performance during fiscal 2018, the Compensation Committee determined it was appropriate to increase his annual base salary by approximately 10.7% as compared to fiscal 2018.

Short-Term Cash Incentive Awards

In August 2018, the Compensation Committee approved a cash incentive plan for fiscal 2019 (the “Fiscal 2019 Bonus Plan”) that provided each of our Named Officers (except Dr. Hou who was omitted from the plan because he resigned in August 2018) with the ability to receive cash incentive awards based (1) 50% on Fabrinet’s achievement of a fiscal 2019 revenue target of $1.47 billion, and (2) 50% on Fabrinet’s achievement of a fiscal 2019 non-GAAP gross margin target of 12.0%, with achievement of each financial target considered independently from the other. The Compensation Committee chose these performance goals because it believes that these goals constitute important, key performance metrics that significantly can impact our business success. For purposes of the Fiscal 2019 Bonus Plan, GAAP gross margin was adjusted for certain items. Non-GAAP gross margin excluded share-based compensation expenses, depreciation of fair value uplift and the impact of adopting ASC 606, as shown on Appendix A. As discussed further below, our CEO, COO and CFO received 79% of their target bonuses under the Fiscal 2019 Bonus Plan because we only partially achieved the plan’s pre-established performance targets.

Under the Fiscal 2019 Bonus Plan, each participant’s target bonus was also the maximum bonus he could have received under the plan. Achievement of a target bonus payout would have required very high levels of corporate performance that the Compensation Committee believed were possible but unlikely to be achieved. By basing a substantial portion of our Named Officers’ total cash compensation on achievement of financial goals designed to drive shareholder value, the Fiscal 2019 Bonus Plan was intended to align their interests with the interests of our shareholders.

The Compensation Committee determined the target bonus opportunity for each Named Officer under the Fiscal 2019 Bonus Plan by considering the Blended Market Data provided by Compensia, evaluated against other criteria, including the Named Officer’s functional responsibilities and ongoing duties. For fiscal 2019, the Compensation Committee approved the following target bonus opportunity amounts for our Named Officers:

	Target (and Maximum) Bonus Opportunity
Named Officer	Fiscal 2018	Fiscal 2019	% Change
Mr. Grady	$840,000* (120% of annual base salary)	$970,000 (125% of annual base salary)	15.5%
Dr. Gill	$1,250,000 (132% of annual base salary)	$1,250,000 (132% of annual base salary)	None
Mr. Ng	$835,000 (128% of annual base salary)	$835,000 (128% of annual base salary)	None
Dr. Hou	$437,500	$0**	(100.0)%

*

This represents Mr. Grady’s annualized target (and maximum) bonus opportunity for fiscal 2018. Because he joined us in September 2017, his actual target (and maximum) bonus opportunity for fiscal 2018 was prorated to reflect 120% of his base salary earned during fiscal 2018.

**	Because Dr. Hou resigned in August 2018, the Compensation Committee excluded him from participating in the Fiscal 2019 Bonus Plan when it approved the plan in August 2018.

Under the Fiscal 2019 Bonus Plan, if we had achieved 100% or more of a target financial metric, bonuses would have been payable to our Named Officers at 100% of target with respect to that financial metric component. If our fiscal 2019 revenue had been less than or equal to $1.34 billion (i.e., approximately 91.1% of the fiscal 2019 revenue target) or if our fiscal non-GAAP gross margin had been less than or equal to 11.3% (i.e., approximately 94.1% of the fiscal 2019 non-GAAP gross margin target), no bonuses would have been paid out with respect to the applicable financial metric component. Achievement of fiscal 2019 revenue between $1.34 billion and $1.47 billion would have resulted in a bonus amount for that metric that was scaled from 0 to 100% in a linear fashion. Achievement of fiscal 2019 non-GAAP gross margin between 11.3% and 12.0% would have resulted in a bonus amount for that metric that was scaled from 0 to 100% in a linear fashion.

For fiscal 2019, we achieved (1) revenue of $1.58 billion, or approximately 107.7% of our fiscal 2019 revenue target, resulting in a bonus that was funded at 100% with respect to that component, and (2) non-GAAP gross margin of 11.7%, or approximately 97.5% of our fiscal 2019 non-GAAP gross margin target, resulting in a bonus being funded at 57% with respect to that component. Accordingly, in August 2019, consistent with our executive compensation philosophy and commitment to pay for performance, the Compensation Committee determined that partial target bonuses would be awarded to our Named Officers under the Fiscal 2019 Bonus Plan.

The following table describes the target, maximum and actual bonus amounts for each of our Named Officers under the Fiscal 2019 Bonus Plan.

Named Officer	Target (and Maximum) Bonus Opportunity	Target (and Maximum) Bonus Opportunity (as a % of Annual Base Salary)	Actual Bonus	Actual Bonus (as a % of Annual Base Salary)	Actual Bonus (as a % of Target Bonus Opportunity)
Mr. Grady	$970,000	125%	$766,300	99%	79%
Dr. Gill	$1,250,000	132%	$987,500	104%	79%
Mr. Ng	$835,000	128%	$659,650	101%	79%
Dr. Hou	$0	—	—	—	—

Long-Term Equity Incentive Awards

Our equity incentive plans are a critical component of the compensation program that we believe incentivizes our executive officers and key employees to focus on building shareholder value through meeting long-term financial and strategic goals. We grant restricted share units (“RSUs”) to our executive officers and other employees under our 2010 Plan. We also adopted our 2017 Inducement Equity Incentive Plan in November 2017 solely for the granting of inducement share options and other equity awards to new employees. RSUs function as a retention incentive for our executives as they generally vest annually over a three or four-year period after the date of grant, subject to the executive’s continued service with us.

In furtherance of our commitment to the executive compensation program’s philosophy to pay for performance and to help align more closely the interests of our executive officers with those of our shareholders, beginning in fiscal 2017, the Compensation Committee adopted a practice of granting PSUs to our Named Officers that will be earned, if at all, following a cumulative 2-year performance period. The Compensation Committee continued this practice in fiscal 2019 by granting PSUs to our Named Officers (except Dr. Hou) that will be earned, if at all, following a cumulative 2-year performance period covering fiscal 2019 and fiscal 2020. Any earned PSUs will vest in full on the date the Compensation Committee certifies achievement of the performance criteria described below. The Compensation Committee also granted time-based RSUs to our Named Officers (except Dr. Hou) in fiscal 2019. For fiscal 2019, equity award grants to our Named Officers were weighted heavily toward performance, with a mix of 70% to 71% PSUs and 29% to 30% RSUs. Dr. Hou did not receive any equity award grants in fiscal 2019 because he resigned in August 2018. The Compensation Committee believes that this mix of performance-based awards and service-based awards was appropriate to emphasize and more closely align pay with the achievement of important, key performance metrics that significantly can impact our business success.

The Compensation Committee bases long-term equity incentive award grants to executives on a number of factors, including the Blended Market Data provided by Compensia, the executive’s vested and unvested equity holdings, the executive’s position and total compensation package, and the executive’s contribution to the success of our financial performance.

In August 2018, the Compensation Committee granted the following dollar value (assuming achievement of the highest level of performance conditions where applicable) of RSUs, PSUs and “stretch” PSUs to our Named Officers:

Named Officer	Grant Date Value of RSUs	Maximum Grant Date Value of PSUs	Maximum Grant Date Value of “Stretch” PSUs
Mr. Grady	$1,499,953	$1,749,993	$1,749,993
Dr. Gill	$1,199,972	$1,499,953	$1,499,953
Mr. Ng	$1,099,994	$1,299,997	$1,299,997

The RSUs will vest in equal annual installments over a period of three years on each of August 23, 2019, 2020 and 2021, subject to the individual’s continued service with us through each such vesting date.

The PSUs will vest, if at all, following a 2-year performance period, on the date the Compensation Committee certifies achievement of the performance criteria set forth below, subject to the individual’s continued service with us through such vesting date. Vesting of the PSUs will be based 50% on achievement of a cumulative fiscal 2019 and fiscal 2020 revenue target (the “PSU Revenue Target”) and 50% on achievement of a cumulative fiscal 2019 and fiscal 2020 non-GAAP gross margin target (the “PSU GM Target”). The Compensation Committee chose these performance goals because it believes that these constitute important, key performance metrics that significantly can impact our business success. As achievement of each financial target is considered independently from the other, we must meet a threshold for each factor in order for an individual to receive any credit for that factor. If we achieve 100% or more of a target financial metric, the PSUs will vest at 100% of target with respect to that financial metric component. Achievement of the PSU Revenue Target at a level between approximately 94.0% and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. Achievement of the PSU GM Target at a level between approximately 97.9% and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion.

The “stretch” PSUs will vest, if at all, following a 2-year performance period, on the date the Compensation Committee certifies achievement of the performance criteria set forth below, subject to the individual’s continued service with us through such vesting date. Vesting of the “stretch” PSUs will be based 50% on achievement of a cumulative fiscal 2019 and fiscal 2020 revenue target that is higher than the PSU Revenue Target (the “Stretch PSU Revenue Target”) and 50% on achievement of a cumulative fiscal 2019 and fiscal 2020 non-GAAP gross margin target that is higher than the PSU GM Target (the “Stretch PSU GM Target”). As achievement of each financial target is considered independently from the other, we must meet a threshold for each factor in order for an individual to receive any credit for that factor. If we achieve 100% or more of a target financial metric, the Stretch PSUs will vest at 100% of target with respect to that financial metric component. Achievement of the Stretch PSU Revenue Target at a level between the PSU Revenue Target and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. Achievement of the Stretch PSU GM Target at a level between the PSU GM Target and 100% will result in a number of shares vesting for that metric that is scaled from 0% to 100% in a linear fashion. There is no overlap between the performance measures for PSUs and “stretch” PSUs.

PSU Awards Granted in Prior Fiscal Years

The table below provides information regarding PSU awards granted prior to fiscal 2019 that were eligible to be earned in fiscal 2019 by our Named Officers, including the performance requirements and number of our ordinary shares earned as of the end of the performance period, which began on July 1, 2017 and ended on June 28, 2019 (the “fiscal 2018-2019 cycle”). For the fiscal 2018-2019 cycle, we achieved cumulative revenue of $2.96 billion and cumulative non-GAAP gross margin of 11.7%, both of which did not meet the minimum performance targets under such PSUs.

On August 14, 2019, the Compensation Committee certified that none of the PSUs granted to our Named Officers in August 2017 (in the case of our COO and CFO) and November 2017 (in the case of our CEO) were earned because we did not achieve the rigorous minimum performance measures for the fiscal 2018-2019 cycle, despite having achieved record annual revenue of $1,584.3 million in fiscal 2019. In addition, Dr. Hou forfeited all of the PSUs granted to him in August 2017 when he resigned in August 2018.

Named Officer	Date of Grant	Type of Award	Target (and Maximum) Number of Shares that Could Have Vested for Fiscal 2018-2019 Performance Period	Actual Number of Shares Vested for Fiscal 2018-2019 Performance Period	Performance Measures for Fiscal 2018-2019 Cycle
Mr. Grady	11/9/2017	PSU	48,653	None	• Up to 50% based on achievement of revenue between $2.97 billion and $3.16 billion
Dr. Gill	8/24/2017	PSU	27,954	None
Mr. Ng	8/24/2017	PSU	23,761	None

Dr. Hou	8/24/2017	PSU	13,977	None	• Up to 50% based on achievement of non-GAAP gross margin between 11.75% and 12.0%

Named Officer	Date of Grant	Type of Award	Target (and Maximum) Number of Shares that Could Have Vested for Fiscal 2018-2019 Performance Period	Actual Number of Shares Vested for Fiscal 2018-2019 Performance Period	Performance Measures for Fiscal 2018-2019 Cycle
Mr. Grady	11/9/2017	“Stretch” PSU	48,653	None	• Up to 50% based on achievement of revenue between $3.16 billion and $3.26 billion
Dr. Gill	8/24/2017	“Stretch” PSU	27,954	None

Mr. Ng	8/24/2017	“Stretch” PSU	23,761	None	• Up to 50% based on achievement of non-GAAP gross margin between 12.0% and 12.25%
Dr. Hou	8/24/2017	“Stretch” PSU	13,977	None

Perquisites and Personal Benefits

In addition to base salaries, we provide our Named Officers with certain perquisites and personal benefits. We believe that perquisites and personal benefits are a tax-advantaged way to provide our Named Officers with additional annual compensation that supplements their base salaries. We do not establish the value of each Named Officer’s perquisites and personal benefits in a vacuum or as some form of compensation “add on.” Instead, we view the value of the perquisites as another component of annual compensation that is merely paid in a different form. When determining each Named Officer’s base salary, we take the value of each Named Officer’s perquisites and personal benefits into consideration.

We provide certain benefits and allowances to our international assignees, including our Named Officers, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. Consistent with the policy we have adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, we pay such employees a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States. Of our Named Officers, Dr. Gill and Mr. Ng received a tax equalization payment in fiscal 2019 because each qualified for such benefit under the policy.

In addition, in October 2014, the Compensation Committee approved the payment of additional cash compensation to Dr. Gill and Mr. Ng in the amount of 20% of their respective then-current annual base salary, determined and payable bi-monthly, with a tax gross-up (the “Foreign Service Premium Pay”), to incentivize them to continue working for us in Thailand and to ameliorate the resulting hardships to their families who are located in the United States. The Foreign Service Premium Pay is payable for as long as Dr. Gill and Mr. Ng are required to, and do, temporarily reside and work in Thailand. In January 2015, the Compensation Committee authorized the purchase of key man life insurance policies for each of Dr. Gill and Mr. Ng, which provide for $3 million payable to the applicable Named Officer’s elected beneficiaries and $2 million payable to us. Dr. Gill and Mr. Ng also receive a family travel benefit that provides each of their immediate family members a round-trip airline ticket to visit Thailand once per year at our expense.

In October 2016, we reviewed executive perquisites and adopted a perquisite policy that excludes non-business, travel-related expenses and charitable contributions.

The perquisites and personal benefits paid to each Named Officer are reported in the “All Other Compensation” column of the Summary Compensation Table below, and are further described in the footnotes to such table.

Severance and Other Benefits Upon Termination of Employment

We and certain of our subsidiaries have entered into employment agreements or offer letters with our Named Officers that provide for them to receive severance benefits following certain terminations of their employment with us or our subsidiaries, as applicable. These arrangements are consistent with our overall compensation objectives because we believe such arrangements are critical to achieve our business objective of management retention. We evaluate the level of severance benefits to provide a Named Officer on a case-by-case basis. To ensure that the severance and change of control arrangements continue to remain consistent with our compensation philosophy and current market practices, the Compensation Committee may periodically review these arrangements. Please see “Potential Payments Upon Termination or Change in Control” below, for a description of the severance benefits our Named Officers may be entitled to receive upon termination of their employment.

Share Ownership Guidelines

To further align the interests of our executive officers and members of the Board with those of our shareholders, we have adopted share ownership guidelines for our executive officers and directors, which provide for a minimum ownership level equal to:

•	chief executive officer—6x annual base salary;

•	other executive officers—2x annual base salary; and

•	directors—3x annual Board retainer.

Executive officers and directors are expected to have met these ownership levels by August 2017 or, if appointed or elected after August 2012, within five years of their appointment as an executive officer or election to the Board. Shares counted towards the minimum ownership levels include all shares beneficially owned by the executive officer or director and any unvested restricted share units held by the executive officer or director. Except for Mr. Grady and Mr. Dougherty, who joined us in September 2017 and February 2019, respectively, and have until September 2022 and February 2024, respectively, to meet the guidelines, all of our current executive officers and directors currently exceed their respective share ownership guidelines.

Hedging Policy

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our ordinary shares.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally places a limit of $1 million per year on the U.S. corporate income tax deduction a publicly-held corporation may take for compensation paid to each of its “covered employees” (generally, the chief executive officer and the next three most highly compensated executive officers, other than the chief financial officer, as of the end of any fiscal year). In general, certain performance-based compensation approved by shareholders is not subject to this $1 million deduction limit. In fiscal 2019, we did not structure any of our compensation for our executive officers to qualify as performance-based compensation under Section 162(m). In order to maintain an executive compensation program that continues to strive to achieve the incentive, retention, pay for performance, and other objectives of the program, the Compensation Committee may provide compensation to our Named Officers that may not be deductible to the extent that the aggregate amount exceeds $1 million. However, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Compensation Recovery Policy

We maintain a claw back policy that applies to our executive officers. If a majority of the independent members of the Board determines that an officer’s misconduct caused us to materially restate all or a portion of our financial statements, the Board may require the officer to repay incentive compensation that would not have been payable absent the material restatement. This policy applies to all incentive compensation, excluding equity awards granted prior to the adoption of the policy, based on financial statements filed during the three years prior to the material restatement. The Compensation Committee intends to revisit our claw back policy after the SEC adopts final rules implementing the requirements of Section  954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Compensation and Risk Assessment

The Compensation Committee has assessed the risks associated with our compensation policies and practices for all employees and, based on its assessment, does not believe that such compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The Compensation Committee oversees Fabrinet’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Dr. Frank H. Levinson (Chair)

Dr. Homa Bahrami

Thomas F. Kelly

Summary Compensation Table

The following table presents information regarding the total compensation of our Named Officers, who consist of (i) our principal executive officer, (ii) our principal financial officer, (iii) our other most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of fiscal 2019, and (iv) our former executive officer for whom disclosure would have been provided pursuant to Item 402 of Regulation S-K but for the fact that the individual was not serving as an executive officer at the end of fiscal 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Seamus Grady(5)	2019	775,000	—	4,124,943	—	766,300	66,929	5,733,172
Chief Executive Officer	2018	542,500	—	4,499,916	—	—	49,015	5,091,431

Dr. Harpal S. Gill	2019	950,000	—	3,449,902	—	987,500	978,315	6,365,717
President and Chief Operating Officer	2018	950,000	—	3,299,970	—	—	957,687	5,207,657
	2017	900,000	—	2,999,931	—	1,100,000	851,654	5,851,585

Toh-Seng Ng	2019	650,000	—	3,049,990	—	659,650	729,703	5,089,343
Executive Vice President, Chief Financial Officer	2018	650,000	—	2,804,986	—	—	556,565	4,011,551
	2017	600,000	—	2,549,997	—	750,000	570,896	4,470,893

Dr. Hong Q. Hou(6)	2019	78,385	—	—	—	—	654,026	732,411
Former Executive Vice President, Chief Technical Officer	2018	525,000	—	1,649,985	—	—	58,335	2,233,320
	2017	475,000	—	749,892	—	400,000	62,827	1,687,719

(1)

The amounts in this column include the aggregate grant date fair value (computed in accordance with FASB ASC Topic 718) of time-based RSU awards granted during the designated fiscal year. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for our fiscal year ended June 28, 2019, filed with the SEC on August 20, 2019. These amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer.

(2)

The amounts in this column also include the value at the grant date of performance-based RSUs (PSUs) granted during the designated fiscal year based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

On August 23, 2018, the Compensation Committee granted PSUs to each of our Named Officers (other than Dr. Hou, who resigned in August 2018). The PSUs will vest, if at all, following a 2-year cumulative performance period covering fiscal 2019 and fiscal 2020. As of the date of grant, consistent with the estimate determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance conditions for these PSU grants was 75% achievement. Assuming the highest level of performance conditions will be achieved and these PSUs will vest at their maximum level of 100%, the following table sets forth the value of these PSUs at the date of grant:

Name	Maximum Value of PSUs Granted in Fiscal 2019 (Fiscal 2019-2020 Performance Period)
Mr. Grady	$3,499,986
Dr. Gill	$2,999,906
Mr. Ng	$2,599,994

(3)

The amounts in this column reflect cash bonuses earned under our executive incentive plan for the applicable fiscal year. Amounts earned under our fiscal 2019 executive incentive plan are reported as compensation for fiscal 2019 but were paid in fiscal 2020. Amounts earned under our fiscal 2017 executive incentive plan are reported as compensation for fiscal 2017 but were paid in fiscal 2018. For more information, see the “Grants of Plan-Based Awards in Fiscal 2019” table below.

(4)	For more information, see the “All Other Compensation for Fiscal 2019” table below.
(5)	Mr. Grady joined Fabrinet in September 2017. Accordingly, only information for fiscal 2018 and fiscal 2019 is provided with respect to Mr. Grady.
(6)	Dr. Hou left Fabrinet in August 2018.

All Other Compensation for Fiscal 2019

Name	Transportation ($)(1)	Housing ($)(2)	Tax Equalization Payment ($)(3)	Foreign Service Premium Pay ($)(4)	Health Insurance Premiums ($)	Term Life Insurance Premiums ($)	Company- Paid 401(k) Contributions ($)	Other ($)		Total ($)
Mr. Grady	14,540	—	—	—	31,701	—	20,688	—		66,929
Dr. Gill	77,287	120,000	479,581	190,000	33,522	56,084	21,841	—		978,315
Mr. Ng	49,933	120,000	308,715	130,000	33,434	74,210	13,411	—		729,703
Dr. Hou	2,000	—	—	—	65,274	—	1,752	585,000	(5)	654,026

(1)

For Mr. Grady, represents automobile expenses. For Dr. Gill, represents (i) an annual travel allowance $25,000 ($51,123, inclusive of tax gross-up), (ii) an annual automobile allowance of $12,000, and (iii) $14,164 of expenses related to a car and driver in Thailand. For Mr. Ng, represents (i) an annual travel allowance $15,000 ($26,816, inclusive of tax gross-up), (ii) an annual automobile allowance of $12,000, and (iii) $11,117 of expenses related to a car and driver in Thailand. For Dr. Hou, represents an automobile allowance.

(2)	For Dr. Gill and Mr. Ng, represents an annual allowance for housing and related living expenses in Thailand.
(3)

Represents foreign tax liability payments by Fabrinet on the Named Officer’s behalf to satisfy all applicable non-U.S. taxes of such Named Officer for the following calendar years: Dr. Gill – calendar year 2017; Mr. Ng—calendar year 2018. Consistent with corporate policy, we pay on behalf of all U.S. citizens who are working on our behalf in Asia on an expatriate basis a tax equalization payment that is intended to put the employee in the same position, from a tax-liability perspective, that he or she would be in if they were still located in the United States.

(4)

Represents additional cash compensation in the amount of 20% of Dr. Gill and Mr. Ng’s respective then-current annual base salary, with a tax gross-up, to incentivize them to continue working for us in Thailand and ameliorate the resulting hardships to their families who are located in the United States.

(5)

Dr. Hou left Fabrinet in August 2018. As severance compensation, he received: (i) a lump sum cash payment for twelve months of salary equal to $525,000; (ii) a lump sum cash payment in the amount of $60,000, representing reimbursement for health care insurance premiums under COBRA for a period of twelve months; and (iii) accelerated vesting with respect to an aggregate of 22,926 then-unvested restricted share units.

Grants of Plan-Based Awards in Fiscal 2019

The following table presents information concerning each grant of an award made to a Named Officer in fiscal 2019 under any plan. No option awards were granted to a Named Officer in fiscal 2019.

Name	Approval Date	Grant Date		Type of Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
					Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Grady	—	—		FY19 Bonus Plan	0	970,000	970,000	—	—	—	—	—
	8/14/2018	8/23/2018	(4)	RSU	—	—	—	—	—	—	31,236	1,499,953
	8/14/2018	8/23/2018	(4)	PSU	—	—	—	0	72,886	72,886	—	2,624,990
Dr. Gill	—	—		FY19 Bonus Plan	0	1,250,000	1,250,000	—	—	—	—	—
	8/14/2018	8/23/2018	(4)	RSU	—	—	—	—	—	—	24,989	1,199,972
	8/14/2018	8/23/2018	(4)	PSU	—	—	—	0	62,472	62,472	—	2,249,930
Mr. Ng	—	—		FY19 Bonus Plan	0	835,000	835,000	—	—	—	—	—
	8/14/2018	8/23/2018	(4)	RSU	—	—	—	—	—	—	22,907	1,099,994
	8/14/2018	8/23/2018	(4)	PSU	—	—	—	0	54,144	54,144	—	1,949,996
Dr. Hou	—	—			—	—	—	—	—	—	—	—

(1)

Amounts reported represent the potential threshold, target and maximum cash incentive award amounts depending on the level of performance achieved under the Fiscal 2019 Bonus Plan, as described in “Compensation Discussion and Analysis—Executive Compensation Program Elements—Short-Term Cash Incentive Awards.” Such amounts ranged from 0% of the target payout, representing the lowest payout that would have been awarded upon achievement of a certain level of performance against one of the related financial goals, to 100% of the target payout, which also represents the maximum payout possible under the Fiscal 2019 Bonus Plan. In August 2019, the Compensation Committee determined that we partially achieved the pre-established performance targets under the Fiscal 2019 Bonus Plan and awarded bonus amounts equal to 79% of each participant’s target bonus. The actual bonus amounts that were awarded are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)

Amounts reported represent the potential target and maximum number of performance-based RSUs (PSUs) the Named Officer could earn pursuant to his PSU award based on achievement of two-year corporate performance objectives covering fiscal 2019 and fiscal 2020. There is no threshold payout amount under the PSUs, as the minimum amount that may vest under each PSU award is 0 shares.

(3)

Reflects the aggregate grant date fair value of each equity award computed in accordance with FASB ASC Topic 718. Amounts reported for PSUs are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effects of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for these grants was 75% achievement. The reported amounts do not necessarily correspond to the actual value that may be recognized by the Named Officer. Assuming the highest level of performance conditions will be achieved and the PSUs will vest at their maximum level of 100%, the following table sets forth the value of the PSUs at the date of grant:

Name	Maximum Value of PSUs Granted in Fiscal 2019 (Fiscal 2019-2020 Performance Period)
Mr. Grady	$3,499,986
Dr. Gill	$2,999,906
Mr. Ng	$2,599,994

(4)	Granted under our 2010 Performance Incentive Plan.

Outstanding Equity Awards at Fiscal 2019 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of fiscal 2019.

			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Name			Exercisable	Unexercisable
Mr. Grady	8/23/2018		—	—	—	—	31,236	1,551,492	—	—
	8/23/2018	(5)	—	—	—	—	—	—	36,443	1,810,124
	8/23/2018	(5)	—	—	—	—	—	—	36,443	1,810,124
	11/9/2017	(6)	—	—	—	—	48,653	2,416,595	—	—
	11/9/2017	(7)	—	—	—	—	—	—	48,653	2,416,595
	11/9/2017	(7)	—	—	—	—	—	—	48,653	2,416,595

Dr. Gill	8/23/2018		—	—	—	—	24,989	1,241,204	—	—
	8/23/2018	(5)	—	—	—	—	—	—	31,236	1,551,492
	8/23/2018	(5)	—	—	—	—	—	—	31,236	1,551,492
	8/24/2017		—	—	—	—	18,636	925,650	—	—
	8/24/2017	(7)	—	—	—	—	—	—	27,954	1,388,475
	8/24/2017	(7)	—	—	—	—	—	—	27,954	1,388,475
	8/18/2016		—	—	—	—	8,235	409,032	—	—

Mr. Ng	8/23/2018		—	—	—	—	22,907	1,137,791	—	—
	8/23/2018	(5)	—	—	—	—	—	—	27,072	1,344,666
	8/23/2018	(5)	—	—	—	—	—	—	27,072	1,344,666
	8/24/2017		—	—	—	—	15,841	786,822	—	—
	8/24/2017	(7)	—	—	—	—	—	—	23,761	1,180,209
	8/24/2017	(7)	—	—	—	—	—	—	23,761	1,180,209
	8/18/2016		—	—	—	—	7,000	347,690	—	—
Dr. Hou	—		—	—	—	—	—	—	—	—

(1)

Stock awards in this column consist of unvested time-based RSUs. Unless otherwise noted, all time-based RSUs are scheduled to vest over a three-year period at a rate of 33.3% on each anniversary of the grant date, subject to continued service with us through the applicable vesting date.

(2)

Values reported were determined by multiplying the number of unvested time-based RSUs by $49.67, the closing price on the New York Stock Exchange of our ordinary shares on June 28, 2019, the last business day of fiscal 2019.

(3)	Amounts reported were based on target performance measures and represent PSU awards.
(4)

Values reported were based on target performance measures and determined by multiplying the number of unvested PSUs by $49.67, the closing price on the New York Stock Exchange of our ordinary shares on June 28, 2019, the last business day of fiscal 2019.

(5)

The performance cycle for this PSU began on June 30, 2018 and ends on June 28, 2020 (the “fiscal 2019-2020 cycle”). This PSU will vest, if at all, following the end of the fiscal 2019-2020 cycle, on the date the Compensation Committee certifies achievement of the applicable performance criteria.

(6)	This RSU is scheduled to vest over a four-year period at a rate of 25% on each anniversary of September 22, 2017, subject to continued service with us through the applicable vesting date.
(7)

The performance cycle for this PSU began on July 1, 2017 and ended on June 28, 2019 (the “fiscal 2018-2019 cycle”). In August 2018, this PSU was forfeited in full following the Compensation Committee’s certification that we did not achieve the applicable performance criteria for the fiscal 2018-2019 cycle.

Option Exercises and Shares Vested in Fiscal 2019

The following table presents information concerning the exercise of options and the vesting of stock awards in fiscal 2019 for each of our Named Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Grady	—	—	12,163	553,660
Dr. Gill	—	—	66,958	2,943,962
Mr. Ng	—	—	127,773	5,826,576
Dr. Hou	—	—	44,309	2,044,991

(1)

The value realized on vesting was determined by multiplying (i) the number of our ordinary shares acquired upon vesting of a restricted share unit, by (ii) the closing price per share of our ordinary shares on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change of Control

We have entered into offer letters with our Named Officers that provide the general terms and conditions of their employment, including payments and benefits upon termination of their employment in specified circumstances.

Arrangement with Mr. Grady

On February 26, 2019, our Compensation Committee approved a change in control and severance agreement (the “CIC Agreement”) for Seamus Grady. The CIC Agreement has an initial term of three years following its effective date and renews automatically annually thereafter unless either party provides notice of non-renewal at least 90 days before the date of the scheduled renewal. The CIC Agreement supersedes the severance payments and benefits set forth in Mr. Grady’s offer letter dated September 20, 2017.

Pursuant to the CIC Agreement, if Mr. Grady’s employment is terminated by us without “cause” and other than due to his death or disability, or by him for “good reason” (a “Qualifying Termination”), in each case other than during the period beginning three months prior to a change in control of Fabrinet through the one-year anniversary of any such change in control (the “Change in Control Period”), then subject to Mr. Grady entering into and not revoking a separation agreement and release of claims (a “Release Agreement”), Mr. Grady will receive the same severance payments and benefits as was set forth in his offer letter, consisting of: (i) a lump sum payment of 100% of his then annual base salary, (ii) a lump sum payment of any earned but unpaid bonus as of the date of employment termination, (iii) a lump sum payment of two times his cost of COBRA coverage for twelve months, and (iv) to the extent Mr. Grady is receiving tax equalization benefits under our expatriate policy as of the date of employment termination, continued tax equalization benefits for the calendar year in which the employment termination occurs and the immediately following calendar year.

In the event of a Qualifying Termination during the Change in Control Period, then subject to Mr. Grady entering into and not revoking a Release Agreement, and in lieu of the severance payments and benefits described above, Mr. Grady will receive (i) a lump sum payment of 200% of his then annual base salary (or if greater, his annual base salary as in effect immediately before the change in control, (ii) a lump sum payment of any earned but unpaid bonus as of the date of employment termination, (iii) a lump sum payment of 200% of his annual target bonus opportunity in effect as of the date of employment termination (or if greater, his annual target bonus opportunity as in effect immediately before the change in control), (iv) a lump sum payment of two times his cost of COBRA coverage for twelve months, (v) 100% vesting acceleration of any unvested and outstanding time-based equity awards (i.e., awards subject to vest based on continued service but not any other performance requirements), and (vi) to the extent Mr. Grady is receiving tax equalization benefits under our expatriate policy as of the date of employment termination, continued tax equalization benefits for the calendar year in which the employment termination occurs and the immediately following calendar year.

In the event of a change in control, any PSUs held by Mr. Grady that are outstanding and for which the performance period would not be completed as of the change in control will have the performance period shortened in connection with the change in control, any revenue-related performance goals under the PSUs will be measured on a prorated basis to reflect the shortened performance period, and any gross margin-related performance goals under the PSUs will be measured over the last, four, consecutive fiscal quarters of the Company completed before the change in control. Any portion of the PSUs for which performance is deemed achieved based on the foregoing change in control-related measurement will be scheduled to vest on the last day of the original performance period subject to continued service through the vesting date. In the event of a Qualifying Termination during the Change in Control Period, any unvested portion of the PSUs outstanding as of the date of the Qualifying Termination for which performance was deemed achieved on or before the Qualifying Termination (or if the Qualifying Termination occurs before the change in control, then for which performance is deemed achieved in connection with the change in control based on the foregoing change in control-related measurement) will accelerate vesting in full.

“Cause” means Mr. Grady’s (i) commission of a felony or any crime involving moral turpitude, (ii) willful breach of his duties to us, including, but not limited to, theft from us and failure to fully disclose a personal pecuniary interest in a transaction involving us, or (iii) engaging in willful misconduct, willful or gross neglect, fraud, misappropriation, or embezzlement.

“Good reason” means (i) a material diminution in Mr. Grady’s authority, duties, or responsibilities (including following any change in control) or (ii) a material breach by us of Mr. Grady’s offer letter or the CIC Agreement. However, before terminating his employment for good reason, Mr. Grady must provide (i) written notice to the Board setting forth the condition that could constitute a “good reason” event within sixty (60) days following the initial existence of such condition and (ii) an opportunity for us to remedy the condition within 30 days after receipt of such notice.

Arrangement with Dr. Gill

Pursuant to Dr. Gill’s amended and restated offer letter dated as of January 9, 2018, Dr. Gill and Fabrinet are each free to terminate Dr. Gill’s employment at any time, effective (i) one year after providing written notice, or (ii) such lesser period ending on May 7, 2023 (the “Gill Retirement Date”) to the extent that the written notice is provided within the one year period prior to the Gill Retirement Date, provided that Dr. Gill’s employment can be terminated at any time for cause without advance written notice.

Subject to certain conditions, in the event Dr. Gill’s employment is terminated prior to, or within 10 days after, the Gill Retirement Date, either by us without “good cause” and other than due to his death or disability, or by Dr. Gill for any reason, Dr. Gill will receive the following severance benefits: (1) a lump sum payment equal to the sum of (a) his one month’s base salary multiplied by the total number of full and fractional years of his employment with us as of his termination date; (b) any earned but unpaid bonus; and (c) two times his cost of COBRA coverage for twelve months; (2) any then-outstanding and unvested performance-based equity awards that remain subject to the achievement of any performance goals as of the date of termination of employment (the “Gill Performance Awards”) will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied; and (3) continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs, and the following calendar year.

In the event Dr. Gill’s employment is terminated on account of Dr. Gill’s death or disability on or prior to the Gill Retirement Date, any then-outstanding and unvested Gill Performance Awards will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied. In addition, if Dr. Gill’s employment is terminated on account of Dr. Gill’s death or disability, Dr. Gill will also receive the severance benefits described in clause (1) of the immediately preceding paragraph.

For purposes of Dr. Gill’s offer letter, “good cause” means (i) an act of dishonesty made in connection with his responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of Fabrinet or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us, (v) willful breach of any obligations under any written agreement or covenant with us, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from us.

Arrangement with Mr. Ng

Pursuant to Mr. Ng’s amended and restated offer letter dated as of January 9, 2018, Mr. Ng and Fabrinet are each free to terminate Mr. Ng’s employment at any time, effective (i) one year after providing written notice, or (ii) such lesser period ending on December 30, 2023 (the “Ng Retirement Date”) to the extent that the written notice is provided within the one year period prior to the Ng Retirement Date, provided that Mr. Ng’s employment can be terminated at any time for cause without advance written notice.

Subject to certain conditions, in the event Mr. Ng’s employment is terminated prior to, or within 10 days after, the Ng Retirement Date, either by us without “good cause” and other than due to his death or disability, or by Mr. Ng for any reason, Mr. Ng will receive the following severance benefits: (1) a lump sum payment equal to the sum of (a) his one month’s base salary multiplied by the total number of full and fractional years of his employment with us as of his termination date; (b) any earned but unpaid bonus; and (c) two times his cost of COBRA coverage for twelve months; (2) any then-outstanding and unvested performance-based equity awards that remain subject to the achievement of any performance goals as of the date of termination of employment (the “Ng Performance Awards”) will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied; and (3) continued tax equalization benefits under our expatriate policy, as in effect on the date of termination, for the calendar year in which the termination date occurs, and the following calendar year.

In the event Mr. Ng’s employment is terminated on account of Mr. Ng’s death or disability on or prior to the Ng Retirement Date, any then-outstanding and unvested Ng Performance Awards will remain outstanding and eligible to vest based on the extent that the applicable performance-based or other criteria are satisfied. In addition, if Mr. Ng’s employment is terminated on account of Mr. Ng’s death or disability, Mr. Ng will also receive the severance benefits described in clause (1) of the immediately preceding paragraph.

For purposes of Mr. Ng’s offer letter, “good cause” means (i) an act of dishonesty made in connection with his responsibilities as an employee, (ii) a conviction of or plea of nolo contendere to a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) gross misconduct, (iv) unauthorized use or disclosure of any proprietary information or trade secrets of Fabrinet or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with us, (v) willful breach of any obligations under any written agreement or covenant with us, or (vi) continued failure to perform employment duties after receipt of a written demand for performance from us.

Life Insurance

We provide each of Dr. Gill and Mr. Ng with a life insurance policy, which in the event of death would pay $3 million to their respective heirs or beneficiaries and $2 million to us.

The following tables provide information concerning the estimated payments and benefits that would be provided to Mr. Grady, Dr. Gill and Mr. Ng in the circumstances described above. Payments and benefits are estimated assuming the triggering event took place on the last business day of fiscal 2019 (June 28, 2019). There can be no assurance a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors affecting the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Termination of Employment Unrelated to a Change in Control

Name	Type of Benefit	Due to Death ($)	Due to Disability ($)	Without Cause ($)	Due to Resignation for Good Reason ($)	Due to Resignation for Any Reason ($)
Mr. Grady	Cash Severance Payment—100% Annual Base Salary(1)	—	—	775,000	775,000	—
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	—	—	766,300	766,300	—
	Continued Coverage of Medical Benefits(3)	—	—	60,000	60,000	—

	Total Value of Termination Benefits(4)	—	—	1,601,300	1,601,300	—

Dr. Gill	Cash Severance Payment—Monthly Base Salary x Years of Employment(1)	1,187,500	1,187,500	1,187,500	—	1,187,500
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	987,500	987,500	987,500	—	987,500
	Continued Coverage of Medical Benefits(3)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(5)	3,000,000	—	—	—	—

	Total Value of Termination Benefits(4)	5,235,000	2,235,000	2,235,000	—	2,235,000

Mr. Ng	Cash Severance Payment—Monthly Base Salary x Years of Employment(1)	704,167	704,167	704,167	—	704,167
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	659,650	659,650	659,650	—	659,650
	Continued Coverage of Medical Benefits(3)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(5)	3,000,000	—	—	—	—

	Total Value of Termination Benefits(4)	4,423,817	1,423,817	1,423,817	—	1,423,817

(1)	Assumes an annual base salary of $775,000 for Mr. Grady, $950,000 for Dr. Gill and $650,000 for Mr. Ng (salaries in effect at June 28, 2019).
(2)	Reflects the amount of bonus earned under the Fiscal 2019 Bonus Plan but unpaid as of June 28, 2019.

(3)	Reflects two times the annual cost of COBRA coverage to maintain the benefits provided as of June 28, 2019.
(4)

Does not include the future tax equalization benefits that such Named Officer may be entitled to under our expatriate policy, as described above in “Executive Compensation—Compensation Discussion and Analysis.” As of June 28, 2019, Dr. Gill and Mr. Ng were our only Named Officers that were entitled to these benefits. The amount of any future tax equalization benefit can vary significantly depending, among other factors, on the individual’s personal tax circumstances with respect to the year for which the benefit is provided. The amount of tax equalization benefit paid in fiscal 2019 for Dr. Gill was $479,581 and for Mr. Ng was $308,715. Tax equalization benefits for any future years may differ substantially from such amounts.

(5)	Reflects the death benefit payable to the executive’s estate in the case of the executive’s death.

Termination of Employment in Connection with a Change in Control

Name	Type of Benefit	Due to Death ($)	Due to Disability ($)	Without Cause ($)	Due to Resignation for Good Reason ($)	Due to Resignation for Any Reason ($)
Mr. Grady	Cash Severance Payment—200% Annual Base Salary(1)	—	—	1,550,000	1,550,000	—
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	—	—	766,300	766,300	—
	Cash Severance Payment—200% Cash Incentive Target Bonus Opportunity(3)	—	—	1,940,000	1,940,000
	Continued Coverage of Medical Benefits(4)	—	—	60,000	60,000	—
	Equity Award Vesting Acceleration(5)	—	—	3,363,950	3,363,950

	Total Value of Termination Benefits(6)	—	—	7,680,250	7,680,250	—

Dr. Gill	Cash Severance Payment—Monthly Base Salary x Years of Employment(1)	1,187,500	1,187,500	1,187,500	—	1,187,500
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	987,500	987,500	987,500	—	987,500
	Continued Coverage of Medical Benefits(4)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(7)	3,000,000	—	—	—	—

	Total Value of Termination Benefits(6)	5,235,000	2,235,000	2,235,000	—	2,235,000

Mr. Ng	Cash Severance Payment—Monthly Base Salary x Years of Employment(1)	704,167	704,167	704,167	—	704,167
	Cash Severance Payment—Cash Incentive Plan Compensation(2)	659,650	659,650	659,650	—	659,650
	Continued Coverage of Medical Benefits(4)	60,000	60,000	60,000	—	60,000
	Life Insurance Benefits(7)	3,000,000	—	—	—	—

	Total Value of Termination Benefits(6)	4,423,817	1,423,817	1,423,817	—	1,423,817

(1)	Assumes an annual base salary of $775,000 for Mr. Grady, $950,000 for Dr. Gill and $650,000 for Mr. Ng (salaries in effect at June 28, 2019).
(2)	Reflects the amount of bonus earned under the Fiscal 2019 Bonus Plan but unpaid as of June 28, 2019.
(3)	Assumes an annual target bonus opportunity of $970,000 for Mr. Grady.
(4)	Reflects two times the annual cost of COBRA coverage to maintain the benefits provided as of June 28, 2019.
(5)

Does not include the future tax equalization benefits that such Named Officer may be entitled to under our expatriate policy, as described above in “Executive Compensation—Compensation Discussion and Analysis.” As of June 28, 2019, Dr. Gill and Mr. Ng were our only Named Officers that were entitled to these benefits. The amount of any future tax equalization benefit can vary significantly depending, among other factors, on the individual’s personal tax circumstances with respect to the year for which the benefit is provided. The amount of tax equalization benefit paid in fiscal 2019 for Dr. Gill was $479,581 and for Mr. Ng was $308,715. Tax equalization benefits for any future years may differ substantially from such amounts.

(6)

Potential value if vesting of eligible RSUs held by Mr. Grady had been accelerated on June 28, 2019. Assumes a share price of $49.67 (based on the closing price per share of our ordinary shares on June 28, 2019).

(7)	Reflects the death benefit payable to the executive’s estate in the case of the executive’s death.

Separation Agreement with Dr. Hou

Dr. Hou left Fabrinet on August 25, 2018. In connection with Dr. Hou’s resignation, Dr. Hou entered into a separation agreement with us. As consideration for non-disparagement, non-solicitation and non-competition obligations to us and a full release of all claims related to Dr. Hou’s employment with us, he received the following severance: (1) a lump sum cash payment for twelve months of salary equal to $525,000; (2) a lump sum cash payment in the amount of $60,000, representing reimbursement for health care insurance premiums under COBRA for a period of twelve months; and (3) accelerated vesting with respect to an aggregate of 22,926 then-unvested restricted share units.

Chief Executive Officer Pay Ratio

The Compensation Committee reviewed a comparison of our CEO’s annual total compensation in fiscal 2019 to that of the median of all other employees for that same period. Our CEO’s total fiscal 2019 compensation was $6,608,168, and our median employee’s total fiscal 2019 compensation was $11,440, making our CEO’s pay in fiscal 2019 approximately 578 times the pay of our median employee, who is a worker in Thailand.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (“Item 402(u)”). The median employee was identified by determining the compensation for each employee using the following consistently applied compensation measures:

•	salary received in fiscal 2019 (annualized if employee worked only a portion of the fiscal year, including if employee was on an unpaid leave of absence during the fiscal year);

•	annual incentive bonus earned in fiscal 2019;

•	grant date fair value of equity awards granted during fiscal 2019; and

•	perquisites paid in fiscal 2019.

Our calculation includes all employees in the United States, China, Thailand and the United Kingdom as of June 28, 2019, the last day of fiscal 2019. As of that date, we had 227 employees located in the United States and 11,451 employees located outside of the United States. Our employees located in the Cayman Islands and Israel (an aggregate total of 2 employees) were excluded from the calculation under the de minimis exception provided for in Item 402(u). We applied exchange rates as of June 28, 2019 to the compensation elements paid in Chinese Renminbi, Thai baht and British pounds.

Equity Compensation Plan Information

The following table provides information as of June 28, 2019 with respect to our ordinary shares that may be issued under our existing equity compensation plans.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a) (#)
Equity compensation plans approved by security holders	1,215,455	(1)	—	1,832,949
Equity compensation plans not approved by security holders	133,796	(2)	—	14,041

Total	1,349,251		—	1,846,990

(1)

Consists of shares issuable under the 2010 Performance Incentive Plan. This amount represents an aggregate of 764,261 shares subject to RSUs and 451,194 shares subject to PSUs that were outstanding as of June 28, 2019.

(2)

Consists of shares issuable under the 2017 Inducement Equity Incentive Plan. This amount represents an aggregate of 36,490 shares subject to RSUs and 97,306 shares subject to PSUs that were outstanding as of June 28, 2019. We adopted the 2017 Inducement Equity Incentive Plan on November 2, 2017, with a reserve of 160,000 ordinary shares authorized for future issuance solely for the granting of inducement share options and equity awards to new employees. The plan was adopted without shareholder approval in reliance on the “employment inducement exemption” provided under the New York Stock Exchange Listed Company Manual.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions since the beginning of fiscal 2019 to which we were a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	any of our directors or executive officers;

•	any nominee for election as one of our directors;

•	any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	any member of the immediate family of any of the foregoing persons.

Employment of Family Members

George Mitchell, brother of David T. Mitchell, was our Senior Vice President, Business Development and Corporate Quality until March 31, 2019. In fiscal 2019, he received total cash compensation of $243,624, perquisites in the amount of $42,774, and a grant of 1,561 restricted share units with an aggregate grant date fair value of $74,959 that were scheduled to vest in equal annual installments over four years from the grant date. In connection with his resignation, Mr. George Mitchell entered into a separation agreement with us. As consideration for non-disparagement, non-solicitation and non-competition obligations to us and a full release of all claims related to his employment with us, he received the following severance: (1) a lump sum cash payment in the amount of $150,000, representing 6 months of annual base salary; (2) a lump sum cash payment in the amount of $60,000, representing reimbursement for health care insurance premiums under COBRA for a period of twelve months; (3) a lump sum cash payment in the amount of $18,000, representing accrued vacation; and (4) accelerated vesting with respect to an aggregate of 4,865 then-unvested restricted share units.

Sean Mitchell, son of David T. Mitchell, is a Manager, Business Development at our Fabrinet West subsidiary. In fiscal 2019, he received total cash compensation of $217,070, perquisites in the amount of $19,916, and a grant of 728 restricted share units with an aggregate grant date fair value of $34,959 that are scheduled to vest in equal annual installments over four years from the grant date, subject to continued service with us. Sean Mitchell’s current annual base salary is $125,000.

Dr. Soon Kaewchansilp, father-in-law of David T. Mitchell, was appointed in March 2015 as the first Fabrinet Fellow in recognition of his many years of exemplary service to Fabrinet. As a Fabrinet Fellow, Dr. Kaewchansilp will continue to serve as Fabrinet’s ambassador to the Thai-American Chamber of Commerce, liaise with Thai government officials on behalf of Fabrinet, and mentor our employees in Thailand. In fiscal 2019, Dr. Kaewchansilp received total cash compensation of $180,000 and perquisites in the amount of $15,787. Dr. Kaewchansilp will receive a lump sum payment of $500,000 when his relationship with Fabrinet concludes.

Commercial Relationship

We have a commercial relationship with Oclaro, one of our significant customers, of which Mr. Dougherty served as Chief Executive Officer from June 2013 until December 2018. The commercial relationship includes the assembly of products and the fabrication of customized optics. The services we provided to Oclaro were pursuant to arrangements entered into in the ordinary course of business and have been conducted on an arms-length basis, and Mr. Dougherty did not have a direct or indirect material interest in such transactions.

Policy for Approval of Related Party Transactions

In accordance with the Audit Committee’s charter, the Audit Committee reviews and pre-approves in writing any proposed related party transactions. The most significant related party transactions, particularly those involving our directors and officers, will be reviewed and pre-approved in writing by the Board. We will report all such material related party transactions under applicable accounting rules, federal securities laws and SEC rules and regulations. Any dealings with a related party must be conducted in such a way that does not give us or the related party preferential treatment. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of September 30, 2019, for:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our ordinary shares;

•	each of our Named Officers;

•	each of our directors and director nominees; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 37,001,497 ordinary shares outstanding as of October 7, 2019 (excluding 1,389,103 ordinary shares held by us as a treasury shares). In computing the number of ordinary shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all ordinary shares as to which such person or entity has the right to acquire within 60 days of October 7, 2019, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner named below is c/o Fabrinet USA, Inc., 4900 Patrick Henry Drive, Santa Clara, CA 95054.

Name and Address of Beneficial Owner	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Shareholders:
BlackRock, Inc.(1)	5,366,878	14.5
55 East 52nd Street New York, NY 10022
Dimensional Fund Advisors LP(2)	2,931,627	7.9
Building One 6300 Bee Cave Road Austin, TX 78746
FMR LLC(3)	2,740,360	7.4
245 Summer Street Boston, MA 02210
The Vanguard Group(4)	2,275,449	6.1
100 Vanguard Blvd. Malvern, PA 19355

Named Officers:
Seamus Grady	6,081	*
Dr. Harpal Gill	12,942	*
Toh-Seng Ng	—	*
Dr. Hong Hou(5)	40,338	*

Non-Employee Directors:
Dr. Homa Bahrami	27,090	*
Gregory P. Dougherty	—	*
Thomas F. Kelly	37,216	*
Dr. Frank H. Levinson	52,361	*
David T. Mitchell(6)	174,271	*
Rollance E. Olson	43,303	*

All directors and current executive officers as a group (10 persons)	353,264	1.0

*	Represents less than 1% of the total.
(1)	Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 28, 2019.
(2)	Based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 8, 2019.
(3)	Based on a Schedule 13G/A filed with the SEC by FMR LLC on February 13, 2019.
(4)	Based on a Schedule 13G filed with the SEC by The Vanguard Group on February 11, 2019.
(5)	Dr. Hou’s employment with us terminated on August 25, 2018. We have provided his ownership information based on the last information known to us.
(6)	All shares are held by the David T. Mitchell Separate Property Trust, of which Mr. Mitchell is the sole trustee.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet as instructed on the enclosed proxy card, or by executing and returning the enclosed proxy card in the envelope provided at your earliest convenience.

THE BOARD OF DIRECTORS

Grand Cayman, Cayman Islands

October 18, 2019

APPENDIX A

RECONCILIATION OF GAAP MEASURES TO NON-GAAP FINANCIAL MEASURES

GAAP gross profit and gross margin to non-GAAP gross profit and gross margin

(in thousands of U.S. dollars)	Twelve Months Ended
	June 28, 2019	June 29, 2018
Revenue	$1,584,335	$1,371,925
Gross profit (GAAP)	$179,224	$153,412
Share-based compensation expenses	5,655	6,784
Depreciation of fair value uplift	341	330
ASC 606 adoption impact on gross profit	(31)	—

Gross profit (non-GAAP)	$185,189	$160,526

Gross margin (GAAP)	11.3%	11.2%
Gross margin (non-GAAP)	11.7%	11.7%

GAAP operating profit and operating margin to non-GAAP operating profit and operating margin

(in thousands of U.S. dollars)	Twelve Months Ended
	June 28, 2019	June 29, 2018
Revenue	$1,584,335	$1,371,925
Operating profit (GAAP)	$122,641	$93,824
Share-based compensation expenses	17,157	22,581
Depreciation of fair value uplift	341	330
ASC 606 adoption impact on operating profit	(31)	—
Expenses related to reduction in workforce	1,516	1,776
Expenses related to CFO/CEO search	290	204
Amortization of intangibles	694	780
Business combination expenses	552	117
Severance payment	1,120	2,142

Operating profit (non-GAAP)	$144,280	$121,754

Operating margin (GAAP)	7.7%	6.8%
Operating margin (non-GAAP)	9.1%	8.9%

A-1

GAAP net income and net income per diluted share to non-GAAP net income and net income per diluted share

(in thousands of U.S. dollars, except per share data)	Twelve Months Ended
	June 28, 2019		June 29, 2018
	Net income	Diluted EPS	Net income	Diluted EPS
Net income (GAAP measure)	$120,955	$3.23	$84,167	$2.21
Items reconciling GAAP net income & EPS to non-GAAP net income & EPS:
Related to cost of revenues:
Share-based compensation expenses	5,655	0.15	6,784	0.18
Depreciation of fair value uplift	341	0.01	330	0.01
ASC 606 adoption impact on gross profit	(31)	(0.00)	—	—

Total related to gross profit	5,965	0.16	7,114	0.19

Related to selling, general and administrative expenses:
Share-based compensation expenses	11,502	0.31	15,797	0.42
Expenses related to CFO/CEO search	290	0.01	204	0.01
Amortization of intangibles	694	0.02	780	0.02
Business combination expenses and consulting fee	552	0.01	117	0.00
Severance payments	1,120	0.03	2,142	0.06

Total related to selling, general and administrative expenses	14,158	0.38	19,040	0.50

Related to other income and other expense:
Expenses related to reduction in workforce	1,516	0.04	1,776	0.05
Amortization of debt issuance costs	—	—	1,412	0.04

Total related to other income and other expense	1,516	0.04	3,188	0.08

Total related to net income & EPS	21,639	0.58	29,342	0.77

Non-GAAP net income	$142,594	$3.81	$113,509	$2.98

Shares used in computing diluted net income per share
GAAP diluted shares		37,415		38,035
Non-GAAP diluted shares		37,415		38,035

A-2

FABRINET

2020 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Share Options, Nonstatutory Share Options, Restricted Shares, Restricted Share Units, Share Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including without limitation the related issuance of Ordinary Shares, including without limitation under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Ordinary Shares are listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan and the requirements imposed by all applicable Company policies.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement between the Company and Participant setting forth the terms and provisions applicable to an Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the shares of the Company that, together with the shares held by such Person, constitutes more than fifty percent (50%) of the total voting power of the shares of the Company; provided, however, that for purposes of this subsection, the acquisition of additional shares by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting shares immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii) Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other official guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Company” means Fabrinet, an exempted company incorporated under the laws of the Cayman Islands, or any successor thereto.

(j) “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary of the Company to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(k) “Director” means a member of the Board.

(l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Share Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(m) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. For the avoidance of doubt, as set forth in Section 4(c), the Administrator will not be permitted to implement an Exchange Program.

(p) “Fair Market Value” means, as of any date, the higher of the par value of an Ordinary Share and the value of an Ordinary Share determined as follows:

(i) If the Ordinary Shares are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such shares (or the closing bid, if no sales were reported) (during regular trading) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Ordinary Shares on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported) (during regular trading), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Ordinary Shares, the Fair Market Value will be determined in good faith by the Administrator.

(q) “Fiscal Year” means the fiscal year of the Company.

(r) “Incentive Share Option” means an Option intended to qualify, and actually qualifies, as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(s) “Nonstatutory Share Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Share Option.

(t) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(u) “Option” means a share option granted pursuant to the Plan.

(v) “Ordinary Shares” means the ordinary shares of the Company.

(w) “Outside Director” means a Director who is not an Employee.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means the holder of an outstanding Award.

(z) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(aa) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(bb) “Period of Restriction” means the period (if any) during which the transfer of Restricted Shares is subject to restrictions and therefore, the Restricted Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(cc) “Plan” means this Fabrinet 2020 Equity Incentive Plan.

(dd) “Restricted Share Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Share Unit represents an unfunded and unsecured obligation of the Company.

(ee) “Restricted Shares” means Shares issued pursuant to a Restricted Shares Award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(ff) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(gg) “Section 16(b)” means Section 16(b) of the Exchange Act.

(hh) “Section 409A” means Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time, or any state law equivalent.

(ii) “Securities Act” means the Securities Act of 1933, as amended.

(jj) “Service Provider” means an Employee, Director or Consultant.

(kk) “Share” means an Ordinary Share, as adjusted in accordance with Section 14 of the Plan.

(ll) “Share Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Share Appreciation Right.

(mm) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(nn) “Trading Day” means a day that the stock exchange, national market system, or other trading platform, as applicable, upon which the Ordinary Shares primarily are listed, is open for trading.

3. Shares Subject to the Plan.

(a) Shares Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 1,700,000 Shares, plus (ii) any Shares that, as of immediately prior to the termination of the Company’s Amended and Restated 2010 Performance Incentive Plan, as amended (the “2010 Plan”), have been reserved but not issued pursuant to any awards granted under the 2010 Plan and are not subject to any awards thereunder, with the maximum number of Shares to be added to the Plan pursuant to the foregoing clause (ii) equal to 1,300,000 Shares. The Shares may be authorized but unissued Ordinary Shares or Ordinary Shares held in treasury by the Company.

(b) Shares Subject to Awards. Shares subject to an Award will be counted against the share limits of this Plan and will not be returned to the Plan and will not become available for future distribution under the Plan, regardless of whether (i) the Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Shares, Restricted Share Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest; (ii) the Shares are repurchased by the Company or are forfeited to the Company due to failure to vest; (iii) the Shares are used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award; or (iv) the Award is paid out (in any part) in cash or any form other than Ordinary Shares. For the avoidance of doubt, awards granted in substitution for or in connection with the assumption of equity awards granted by entities other than the Company, pursuant to a transaction described in Section 424(a) of the Code shall not be counted against the share limits of this Plan or other limits set forth in this Plan.

(c) Share Reserve. The Company, at all times during the term of this Plan, will reserve and keep available such number of authorized but unissued Shares or treasury Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws. Until and unless determined otherwise by the Board, the Compensation Committee of the Board will have full authority to act as Administrator.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreement for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. The terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(vii) to construe and interpret the terms of the Plan and Awards granted under the Plan;

(viii) to modify or amend each Award (subject to Section 19 of the Plan), including without limitation the discretionary authority to extend the post-termination exercisability period of Awards; provided, however, that in no event will the term of an Option or Share Appreciation Right be extended beyond its original maximum term;

(ix) to allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 15 of the Plan;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xi) to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to the Participant under an Award, and provide for crediting of interest or other earnings on deferred payments, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Shares; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) No Exchange Program or Repricing. Notwithstanding the powers of the Administrator set forth herein, the Administrator will not be permitted to implement an Exchange Program.

(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Share Options may be granted only to Employees.

6. Limits.

(a) Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with U.S.

generally accepted accounting principles) that, in the aggregate, exceed $400,000, provided that such amount is increased to $600,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of this Section 6(a).

(b) One-Year Vesting Requirement. Awards will vest no earlier than the one (1) year anniversary of the Award’s date of grant; provided that the Administrator, in its sole discretion, may provide that an Award may accelerate vesting by reason of the Participant’s death, Disability, termination of employment, reaching retirement age, or an event described in Section 14(c); and provided further that, notwithstanding anything in the Plan to the contrary, Awards up to a maximum of five percent (5%) of the Ordinary Shares available for issuance pursuant to Section 3(a) may be granted without regard to the minimum one (1) year vesting requirements set forth in this Section 6(b).

(c) Dividends. No dividends may be paid to a Participant with respect to an Award (or portion thereof, as applicable), prior to the vesting of such Award (or portion thereof, as applicable).

7. Share Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, including without limitation, Section 6(b) with respect to vesting requirements, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Share Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Share Option or a Nonstatutory Share Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Share Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary of the Company) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Share Options. For purposes of this Section 7(c), Incentive Share Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(d) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Share Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Share Option granted to a Participant who, at the time the Incentive Share Option is granted, owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Share Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Share Option

(A) granted to an Employee who, at the time the Incentive Share Option is granted, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the

Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Share Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Share Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash (or cash equivalents); (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. Unless determined otherwise by the Administrator, to the extent an Option is exercisable, the minimum number of Shares subject to the Option that the Participant may exercise is the lesser of (x) one hundred (100) Shares subject to the Option, or (y) the total number of Shares subject to the Option that is exercisable.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in accordance with the procedures that the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued (and recorded in the Company’s register of members) in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry in the register of members and on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the cessation of the Participant’s Service Provider status as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited to the Company. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will return to the Company.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following cessation of the Participant’s Service Provider status (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if on the date of cessation of the Participant’s Service Provider status the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited to the Company. If, after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will return to the Company.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). Unless otherwise provided by the Administrator, if at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited to the Company immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will return to the Company.

(v) Tolling Expiration. A Participant’s Award Agreement also may provide that:

(1) if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16(b); or

(2) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option or (B) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

8. Restricted Shares.

(a) Grant of Restricted Shares. Subject to the terms and provisions of the Plan, including without limitation, Section 6(b) with respect to vesting requirements, the Administrator, at any time and from time to time, may grant Restricted Shares to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Shares Agreement. Each Award of Restricted Shares will be evidenced by an Award Agreement that will specify any Period of Restriction, the number of Restricted Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Restricted Shares until the restrictions on such Restricted Shares have lapsed.

(c) Transferability. Except as provided in this Section 8 or the Award Agreement, Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of any applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Restricted Shares as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 8, Restricted Shares covered by each Restricted Shares grant made under the Plan will be released from escrow as soon as practicable after the last day of any applicable Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During any applicable Period of Restriction, Service Providers holding Restricted Shares granted hereunder may exercise full voting rights with respect to those Restricted Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During any applicable Period of Restriction, Service Providers holding Restricted Shares will be entitled to receive all dividends and other distributions paid with respect to such Restricted Shares, unless the Administrator provides otherwise; provided, however, that in all cases, any such dividends or other distributions will be subject to the same restrictions on transferability and forfeitability as the Restricted Shares with respect to which they were paid.

(h) Return of Restricted Shares to Company. On the date set forth in the Award Agreement, the Restricted Shares for which restrictions have not lapsed will be forfeited to the Company.

9. Restricted Share Units.

(a) Grant. Subject to the terms and provisions of the Plan, including without limitation, Section 6(b) with respect to vesting requirements, Restricted Share Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Share Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Share Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Share Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Share Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Share Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Share Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Share Units only in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Share Units will be forfeited to the Company.

10. Share Appreciation Rights.

(a) Grant of Share Appreciation Rights. Subject to the terms and conditions of the Plan, including without limitation, Section 6(b) with respect to vesting requirements, a Share Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Share Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Share Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, provided that the rules of Section 7(e)(i)(3) also will apply to Share Appreciation Rights. Otherwise, the Administrator, subject to the provisions of the Plan, will in its sole discretion determine the terms and conditions of Share Appreciation Rights granted under the Plan.

(d) Share Appreciation Right Agreement. Each Share Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Share Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Share Appreciation Rights. A Share Appreciation Right granted under the Plan will expire ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement, as determined by the Administrator, in its sole discretion. Notwithstanding the foregoing, the rules of Section 7(f) relating to exercise also will apply to Share Appreciation Rights.

(f) Payment of Share Appreciation Right Amount. Upon exercise of a Share Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined as the product of:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; and

(ii) The number of Shares with respect to which the Share Appreciation Right is exercised.

Unless determined otherwise by the Administrator, to the extent a Share Appreciation Right is exercisable, the minimum number of Shares subject to the Share Appreciation Right that the Participant may exercise is the lesser of (x) one hundred (100) Shares subject to the Share Appreciation Right, or (y) the total number of Shares subject to the Share Appreciation Right that is exercisable. At the discretion of the Administrator, the payment upon exercise of a Share Appreciation Right may be in cash, in Shares of equivalent value, or in some combination of both.

11. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Subject to the terms and provisions of the Plan, including without limitation, Section 6(b) with respect to vesting requirements, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator, in its sole discretion, will determine the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination of both.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company.

12. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Share Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Share Option held by the Participant will cease to be treated as an Incentive Share Option and will be treated for tax purposes as a Nonstatutory Share Option.

13. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 3(a) of the Plan.

(b) Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it previously has not been exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 14(c), the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise the Participant’s outstanding Option and Share Appreciation Right (or portion thereof) that is not assumed or substituted for, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on Restricted Share, Restricted Share Units, Performance Shares and Performance Units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or Share Appreciation Right (or portion thereof) is not assumed or substituted for in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Share Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Share Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of subsections (c) and (d) of this Section 14, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, shares, cash, or other securities or property) received in the merger or Change in Control by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock (or ordinary shares or the equivalent thereof) of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Share Appreciation Right or upon the payout of a Restricted Share Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock (or ordinary shares or the equivalent thereof) of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the merger or Change in Control.

Notwithstanding anything in this subsection (c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this subsection (c) to the contrary, and unless otherwise provided in an Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that otherwise is accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A. Section 7.4 of the Company’s Amended and Restated 2010 Performance Incentive Plan shall not apply to any Awards or other payments, compensation or benefits that any Participant under the Plan would receive or has received from the Company or any other party, whether in connection with the Plan or otherwise, that may constitute a “parachute payment” within the meaning of Section 280G of the Code.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Outside Director will fully vest in and have the right to exercise Options and/or Share Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Share and Restricted Share Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

15. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company (or any of its Subsidiaries, Parents or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Subsidiaries, Parents or affiliates, as applicable), an amount sufficient to satisfy U.S. federal, state and local, non-U.S., and other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, check or other cash equivalents, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, (v) such other consideration and method of payment for the meeting of tax withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (vi) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance with Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Subsidiaries or Parents have any responsibility, obligation or liability under the terms of this Plan to reimburse, indemnify, or hold harmless any Participant or any other person in respect of Awards, for any taxes, interest or penalties imposed, or other costs incurred, as a result of Section 409A.

16. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon its adoption by the Board (or its designated committee). It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 19 of the Plan.

19. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator, at any time may amend, alter, suspend or terminate the Plan.

(b) Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

22. Stockholder Approval. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award will be subject to the Company’s clawback policy as may be established and/or amended from time to time to comply with Applicable Laws (including without limitation pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as may be required by the Dodd-Frank wall Street Reform and Consumer Protection Act) (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws. Unless this Section 23 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

*             *             *

C/O Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman

KY1-9005, Cayman Islands

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The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐
1. Election of Directors
Nominees
01 Dr. Homa Bahrami 02 Gregory P. Dougherty 03 Rollance E. Olson
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.					For	Against	Abstain
2. Approval of the Fabrinet 2020 Equity Incentive Plan.					☐	☐	☐
3. Ratification of the appointment of PricewaterhouseCoopers ABAS Ltd. as Fabrinet’s independent registered public accounting firm for the fiscal year ending June 26, 2020.					☐	☐	☐
4. Approval, on an advisory basis, of the compensation paid to Fabrinet’s named executive officers.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

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FABRINET

Annual Meeting of Shareholders

December 12, 2019 9:00 AM, Pacific Time

This proxy is solicited by the Board of Directors

The undersigned shareholder of Fabrinet hereby appoints Colin R. Campbell and Toh-Seng Ng, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2019 Annual Meeting of Shareholders of Fabrinet to be held on December 12, 2019 at 9:00 a.m., Pacific time, at the offices of Wilson Sonsini Goodrich & Rosati, PC, located at 650 Page Mill Road, Palo Alto, California 94304, and at any adjournments or postponements thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE